                                                                     Exhibit 2.3

Robert Dean Avery, Bar No. 56483
Susanne Meline, Bar No. 169177
JONES, DAY, REAVIS & POGUE
555 West Fifth Street, Suite 4600
Los Angeles, California  90013-1025
Telephone:  (213) 489-3939

David S. Kurtz
Timothy R. Pohl
JONES, DAY, REAVIS & POGUE
77 West Wacker
Chicago, Illinois  60601-1692
Telephone:  (312) 782-3939

Attorneys for Debtors
and Debtors in Possession

                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA

In re:                        )  Jointly Administered
                              )  Case No. SV96-23185-GM
PHYSICIANS CLINICAL           )
LABORATORY, INC.,             )  Chapter 11
a Delaware corporation,       )
et al.,                       )  DISCLOSURE STATEMENT PURSUANT TO
                              )  SECTION 1125 OF THE BANKRUPTCY
               Debtors.       )  CODE WITH RESPECT TO THE JOINT
                              )  PLAN OF REORGANIZATION OF
                              )  PHYSICIANS CLINICAL LABORATORY,
                              )  INC. AND ITS AFFILIATED DEBTORS
                              )
                              )  Date:    January 10, 1996
                              )  Hearing:          January 20, 1996
                              )
                              )  Time:    [TO BE SET]
                              )  Place:   Courtroom 303
                              )           21041 Burbank Blvd.
                              )           Woodland Hills, CA  91367

                  DISCLOSURE STATEMENT, DATED DECEMBER 2, 1996

                       SOLICITATION OF VOTES WITH RESPECT
                         TO JOINT PLAN OF REORGANIZATION
                     OF PHYSICIANS CLINICAL LABORATORY, INC.
                           AND ITS AFFILIATED DEBTORS

                  THIS DISCLOSURE STATEMENT SOLICITS ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION (THE "PLAN") OF PHYSICIANS CLINICAL LABORATORY, INC. AND ITS AFFILIATED DEBTORS (COLLECTIVELY, THE "DEBTORS") FROM HOLDERS OF CERTAIN CLAIMS AND INTERESTS UNDER THE PLAN. THE PLAN IS BEING PROPOSED JOINTLY BY THE DEBTORS, NU-TECH BIO-MED, INC. AND THE DEBTORS' SENIOR LENDERS.

                      ------------------------------------

                  THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND EQUITY SECURITY HOLDERS. ACCORDINGLY, HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGES ___ TO ___ OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND ACTUALLY RECEIVED NO LATER THAN 5:00 P.M., PACIFIC DAYLIGHT TIME, ON _________, 1997.

                      ------------------------------------

                  THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE "GENERAL INFORMATION CONCERNING THE PLAN -- CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN" AND "ACCEPTANCE AND CONFIRMATION OF THE PLAN -- CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES." THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED OR WAIVED.

                      ------------------------------------

                  NO PERSON IS AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF VOTES FOR THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

                  THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS AND INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR INTERESTS ALLOWED BY THE BANKRUPTCY COURT.

                      ------------------------------------

                  HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS EXHIBIT I AND THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER "RISK FACTORS," PRIOR TO VOTING.

                      ------------------------------------

                  The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto and all documents described therein. The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical and projected financial information of the Debtors (including the projected results of operations of the Reorganized Debtors), and the liquidation analysis relating to the Debtors, is included herein for purposes of soliciting acceptances of the Plan. As to contested matters, however, such information is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

                      ------------------------------------

                  All capitalized terms used in this Disclosure Statement and not otherwise defined herein have the meanings ascribed thereto in the Plan.

                      ------------------------------------

                  NEITHER THE SECURITIES OFFERED UNDER THE PLAN NOR THE PLAN ITSELF HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

                                       I.

                                  INTRODUCTION

                  On November 8, 1996 (the "Petition Date"), the Debtors Filed their voluntary petitions for relief pursuant to chapter 11 of the Bankruptcy Code, 11 U.S.C. Sections 101-1330 (the "Bankruptcy Code"). Since the
Petition Date, the Debtors have continued in possession of their property and are operating and managing their businesses as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. Pursuant to an order entered by the Bankruptcy Court on November 12, 1996, the Debtors' cases have been jointly administered, but have not been substantively consolidated.

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders who hold substantially similar claims or interests with respect to the distribution of the debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's chapter 11 case.

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

                  On December 2, 1996, the Debtors filed the Plan. A copy of the Plan is attached hereto as Exhibit I. The Plan is jointly proposed by the Debtors, Nu-Tech and the Senior Lenders (collectively, the "Proponents"). As set forth in more detail below, the Plan was negotiated among the Proponents prior to the commencement of the Chapter 11 Cases. See "Overview of the Plan -- Prepetition Plan Negotiations and The Voting Condition." This Disclosure Statement is submitted by the Debtors, pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of acceptances of the Plan from holders of Claims and Interests.

                  By order of the Bankruptcy Court dated __________ __, 1997, this Disclosure Statement has been approved as containing "adequate information" for creditors and equity security holders of the Debtors in accordance with section 1125 of the Bankruptcy Code. Under section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan. . . ."

                  The Plan cannot be consummated unless (a) it is confirmed by the Bankruptcy Court and (b) it satisfies certain requirements with respect to voting and acceptance by certain creditors. A description of who is entitled to vote on the Plan and voting instructions are set forth below under "Overview of the Plan -- Voting Procedures and Requirements." The requirements for Confirmation, including voting results and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth under "Acceptance and Confirmation of the Plan." Confirmation and the occurrence of the Effective Date are subject to a number of significant conditions precedent, which are summarized in "General Information Regarding the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan." There can be no assurance that these conditions will be satisfied or waived by the Proponents.

                  THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND EQUITY SECURITY HOLDERS. ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE IN CONNECTION WITH THIS SOLICITATION ARE URGED TO VOTE IN FAVOR OF THE PLAN NOT LATER THAN THE VOTING DEADLINE OF ________, 1997.

                                       II.

                              OVERVIEW OF THE PLAN

                  THE FOLLOWING IS A BRIEF SUMMARY OF THE TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY. CREDITORS, SHAREHOLDERS AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT. SEE "GENERAL INFORMATION REGARDING THE PLAN" BELOW, AND THE PLAN ITSELF, WHICH IS ATTACHED HERETO AS EXHIBIT I.

A.       SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

                  As set forth in more detail below, the principal economic terms of the Plan were negotiated and agreed upon among the Proponents prior to the commencement of the Chapter 11 Cases. During the year prior to the commencement of the Chapter 11 Cases, the Debtors undertook extensive efforts to obtain an investment in or other strategic transaction with respect to their businesses, which the Debtors believed was necessary to ensure their ability to continue in existence as a going concern. As a result of these efforts, the Debtors entered into an agreement with Nu-Tech and the Senior Lenders, providing for a Cash investment by Nu-Tech into the Debtors of approximately

$15 million, as well as an overall restructuring of the Debtors' balance sheet, through a chapter 11 proceeding. See "-- Prepetition Plan Negotiations and The Voting Condition." The Plan effectuates the agreement among the Debtors, Nu-Tech and the Senior Lenders.

                  Section 1123 of the Bankruptcy Code requires that a plan of reorganization place the claims of a debtor's creditors and equity interest holders into classes. Accordingly, the Plan divides Claims and Interests into 9 Classes and prescribes the treatment for each Class. All Claims against each Debtor are classified as if the Debtors have been substantively consolidated, which essentially means that all Claims are being treated as if the Debtors are a single entity, with consolidated assets and liabilities.

                  In accordance with section 1123(a) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified under the Plan. The Plan generally provides for the payment in full in Cash of all Administrative Claims on the Effective Date. Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by a Debtor pursuant to the Plan (including Administrative Claims of governmental units for taxes) will be assumed on the Effective Date and paid, performed or settled by the applicable Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations. Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, Allowed Priority Tax Claims will be paid in deferred cash payments over a period not exceeding six years from the date of assessment of such Claim. Payments will be made in equal quarterly installments of principal, plus simple interest accruing from the Effective Date at 8% per annum on the unpaid portion of each Priority Tax Claim. For a summary of treatment of Administrative Claims and deadlines by which holders of Administrative Claims must file requests for payment of Administrative Claims, see "General Information Concerning the Plan -- Treatment and Description of Unclassified Claims."

                  The Debtors believe that the Plan provides consideration to all Classes of Claims and Interests that reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. See "Acceptance and Confirmation of the Plan." Many of these tests are designed to protect the interests of holders of Claims or Interests who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See "Acceptance and Confirmation of the Plan -- Confirmation Without Acceptance of All Impaired Classes." The Proponents have reserved the right to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code and to amend the Plan if any Class of Claims or Interests fails to accept the Plan. Although the Debtors believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code if certain Classes of Claims or Interests do not accept the Plan, there can be no assurance that the requirements of such provisions would be satisfied.

                  For purposes of determining the recovery for creditors under the Plan, the New Senior Notes will be valued at par. The New Common Stock of PCL will be valued based on the assumption that Reorganized PCL's total equity value is $30 million. This assumption is based on Nu-Tech receiving, if the Plan is confirmed, 51% of the New Common Stock of PCL in return for a total Cash investment of approximately $15 million. See "-- Prepetition Plan Negotiations and The Voting Condition" for a discussion of the manner in which Nu-Tech's investment into the Debtors will be made. The valuations of the New Common Stock of PCL and the New Senior Notes do not purport to reflect or constitute an estimate of the actual market value of such securities or the price at which such securities may be traded in the market. Percentage recoveries for holders of claims in Classes 5 and 6 are also based on assumptions about the aggregate amount of Claims in each such Class, based on estimates derived from the Debtors' books and records as of the date hereof. There can be no assurance that the final amount of Allowed Claims in each such Class will not ultimately differ materially from such estimates.

                  The following table summarizes the classifications of Claims and Interests under the Plan, with a description of the treatment provided for all Claims and Interests. As described in the table, treatment provided for certain Classes depends upon satisfaction of a Voting Condition. See "-- Prepetition Plan Negotiations and The Voting Condition" for a discussion of the Voting Condition. For a description of the treatment of Claims that are not classified under the Plan, see "General Information Regarding the Plan -- Treatment and Description of Unclassified Claims."

                         TREATMENT OF CLAIMS AGAINST AND

                     INTERESTS IN THE DEBTORS UNDER THE PLAN

         CLASS                                       TREATMENT UNDER THE PLAN
Class 1 -

Priority Claims            -        On the Effective Date, each holder of a
                                    Priority Claim will receive Cash equal to
                                    the amount of such Claim, unless the holder
                                    of such Claim and Reorganized PCL agree to a
                                    different treatment. Any Allowed Priority
                                    Claim not due and owing on the Effective
                                    Date will be paid in full in Cash by
                                    Reorganized PCL when such Claim becomes due
                                    and owing. ESTIMATED PERCENTAGE RECOVERY:
                                    100%

Class 2 -                  -        On the Effective Date, each holder of an
Senior Debt                         Allowed Senior Debt Claim, in full and final
Claims                              satisfaction of such Allowed Claim, will
                                    receive, on or as soon as practicable after the Effective Date, its Pro Rata Share of
                                    (i) if the Voting

                                    Condition is satisfied, shares of New Common
                                    Stock comprising 37% of such shares on a fully diluted basis, or, if the Voting Condition is not satisfied, shares of New Common Stock comprising 49% of such shares on a fully diluted basis and (ii) the New Senior Notes. ESTIMATED PERCENTAGE RECOVERY IF VOTING CONDITION SATISFIED: 81.6% ESTIMATED PERCENTAGE RECOVERY IF VOTING CONDITION NOT SATISFIED: 86.0%

Class 3 - Nu-Tech          -        On the Effective Date, Nu-Tech will receive,
Senior Debt                         on or as soon as practicable after the
Claims                              Effective Date, shares of New Common Stock
                                    comprising 34% of such shares on a fully diluted basis. ESTIMATED PERCENTAGE
                                    RECOVERY: 76.5%

Class 4 -                  -        On the Effective Date, at the option of
Other Secured                       Reorganized PCL, each holder of an Allowed
Claims                              Other Secured Claim will be treated pursuant
                                    to either clause (i) or (ii) below:

                                             (i) The applicable Reorganized
                                    Debtor may transfer the property securing such Claim to the holder of the Claim, in full satisfaction of the Claim; or

                                             (ii) such Claim may be Reinstated
                                    as follows: (A) anky default, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured; (B) the maturity of the Claim will be reinstated as the maturity existed before any default; (C) the holder of the Claim will be compensated for any damages incurred as a result of any reasonable reliance by the holder on any contractual provision that entitled the holder to demand or receive accelerated payment of the Claim; and (D) the other legal, equitable or contractual rights to which the Claim entitles the holder will not otherwise be altered.

                                    ESTIMATED PERCENTAGE RECOVERY: 100%

Class 5 -                  -        On the Effective Date, if the Voting
Unsecured Claims                    Condition is satisfied, the Debtors will
                                    deliver $1.7 million in Cash to the
                                    Disbursing Agent, which Cash will be held by the Disbursing Agent in the Class 5
                                    Disbursement Account for the benefit of
                                    holders of Class 5 Claims. If the Voting
                                    Condition is satisfied, then each holder of an Allowed Unsecured Claim, in full and final satisfaction of such Allowed

                                    Claim, will receive its Pro Rata share of the assets held by the Disbursing Agent, in accordance with the provisions of Articles VII and VIII of the Plan. If the Voting Condition is not satisfied, then the holders of Class 5 Claims will not receive or retain any property under the Plan on account of such Claims, and all assets held by the Disbursing Agent will be returned to the Reorganized Debtors.

                                    ESTIMATED PERCENTAGE RECOVERY IF VOTING
                                    CONDITION SATISFIED: 10% ESTIMATED
                                    PERCENTAGE RECOVERY IF VOTING CONDITION NOT
                                    SATISFIED: 0%

Class 6 - Old              -        On the Effective Date, the Old Indenture and
Subordinated                        the Old Subordinated Debentures will be
Debenture Claims                    automatically terminated without further
                                    action by any party and will no longer be of any force and effect. If the Voting
                                    Condition is satisfied, then each holder of an Allowed Old Subordinated Debenture Claim, in full and final satisfaction of such Allowed Claim, will receive, on or as soon as practicable after the Effective Date, its Pro Rata share of shares of New Common

                                    Stock comprising 9% of such shares on a
                                    fully diluted basis. If the Voting Condition is not satisfied, then the holders of Old Subordinated Debenture Claims will not receive or retain any property under the Plan on account of such Claims.


                                    ESTIMATED PERCENTAGE RECOVERY IF VOTING
                                    CONDITION SATISFIED: 6% ESTIMATED PERCENTAGE
                                    RECOVERY IF VOTING CONDITION NOT SATISFIED:
                                    0%

Class 7 -                  -        If the Voting Condition is satisfied, on or
Interests of                        as soon as is practicable after the
holders of Old                      Effective Date, each holder of an Allowed
Common Stock of                     Class 7 Interest will receive, in full and
PCL                                 final satisfaction of such Interest, its Pro
                                    Rata Share of (i) New Warrants and (ii)
                                    shares of New Common Stock comprising 3% of such shares on a fully diluted basis. If the Voting Condition is not satisfied, then the holders of Class 7 Interests will not receive or retain any property under the Plan on account of such Interests.

                                    ESTIMATED RECOVERY IF VOTING CONDITION
                                    SATISFIED: 3% OF SHARES OF REORGANIZED PCL
                                    PLUS NEW WARRANTS

                                    ESTIMATE RECOVERY IF VOTING CONDITION NOT
                                    SATISFIED: 0%

Class 8 -                  -        In full and final satisfaction of the
Interests of                        Allowed Class 8 Interests, PCL will retain
holders of                          its Interests in each of the Subsidiary
Interests in                        Debtors and RRLGC shall retain its Interests
Subsidiaries                        in CRRL.


                                    ESTIMATED RECOVERY: 100%

Class 9 -                  -        The holders of Class 9 Interests will not
Interests of                        receive or retain any property under the
holders of Old                      Plan on account of such Interests.
Stock Options and
Old Warrants
                                    ESTIMATED RECOVERY: NONE

B.       PREPETITION PLAN NEGOTIATIONS AND THE VOTING CONDITION

                  The Debtors have been in default since September of 1995 with respect to principal and interest payments due and owing under the Existing Lender Agreements. Aggregate Senior Debt Claims and Nu-Tech Senior Debt Claims (collectively, the "Senior Secured Claims"), which arise under the Existing Lender Agreements, are approximately $94.3 million as of the Petition Date. Senior Secured Claims are secured by substantially all of the Debtors' assets. The Senior Lenders hold approximately $81 million of the Senior Secured Claims and Nu-Tech holds approximately $13.33 million of the Senior Secured Claims. As described in the Liquidation Analysis contained in Exhibit V hereto, the Debtors believe that if their assets were to be liquidated, no creditor or shareholder would receive any recovery whatsoever, except for the holders of Senior Secured Claims.

                  In addition, the Debtors have been in default since September of 1995 with respect to interest payments on the Old Subordinated Debentures. Outstanding indebtedness to holders of the Old Subordinated Debentures is approximately $45 million.

                  From September 1995 through the Petition Date, the Debtors experienced significant cash flow problems, as more fully discussed below. See "General Background -- Events Leading to Chapter 11 Filing," as well as the discussion of Liquidity and Operating Results in Exhibit II attached hereto. As a result, the Debtors did not have sufficient resources to make any payments on their obligations to the holders of Senior Secured Claims or holders of Old Subordinated Debentures during that time period. Moreover, during such time, because of the Debtors' ongoing liquidity problems, they were unable to make payments when due to numerous vendors and other parties to whom the Debtors owed various obligations.

                  On October 13, 1995, the Debtors' common stock was removed from listing on the Nasdaq National Market. The reason for the delisting was that the Debtors did not satisfy the Nasdaq National Market's net tangible assets requirements. On October 25, 1995, the Debtors' common stock was removed from trading on the Nasdaq Small Cap Market, and it is currently traded over the counter.

                  As a result of their inability to pay their obligations when they became due, as well as the industry conditions described below, the Debtors began taking steps to seek an infusion of new capital or a strategic transaction (e.g., a merger or sale of the business). The Debtors believed that absent the provision of new capital or consummation of a strategic transaction, the Debtors would not be likely to be able to continue to exist as a going concern.

                  Accordingly, in June 1995, the Debtors retained the investment banking firm of Donaldson, Lufkin & Jenrette ("DLJ") to seek either a strategic transaction or a capital infusion for the Debtors. From June 1995 through the Petition Date, DLJ and the Debtors' Board of Directors engaged in discussions with numerous industry parties as well as financial institutions, with respect to a potential transaction or transactions that could provide the Debtors with sufficient liquidity to survive as a going concern.

                  In the Fall and Winter of 1995, each of the lenders that were party to the Existing Lender Agreements sold their debt instruments to various investors in distressed entities. These investors now comprise the Senior Lenders. In addition, certain of the Senior Lenders acquired a portion of the outstanding Old Subordinated Debentures.

                  As a result of the efforts of the Debtors and DLJ, only one offer to make an investment in the Debtors surfaced that the Debtors believed was favorable to their creditors and shareholders. This offer was made by Nu-Tech in conjunction with the Senior Lenders. After months of negotiations, the Debtors, Nu-Tech and the Senior Lenders entered into an agreement providing for a new investment of approximately $15 million into the Debtors and an overall restructuring of the Debtors' balance sheet (the "Termsheet"). The terms of the Termsheet are embodied in the Plan.

                  The willingness of Nu-Tech to invest new capital into the Debtors, and the willingness of the Senior Lenders to support a restructuring that provided value for the Debtors' unsecured creditors and shareholders, was subject to numerous conditions, which after lengthy negotiations were agreed to by the Debtors in the Termsheet. These conditions included: (a) the filing of a reorganization plan consistent with the Termsheet by December 2, 1996, (b) the hiring of Nu-Tech's chief executive officer, J. Marvin Feigenbaum, as Chief Operating Officer of PCL effective as of the Petition Date and (c) obtaining an order approving certain break-up fee and overbid protections for Nu-Tech within 60 days of the Petition Date. See "The Chapter 11 Cases -- Breakup/Overbid Protections."

                  To provide the Debtors with sufficient liquidity to operate their businesses during the Chapter 11 Cases, the Termsheet required the Senior Lenders to provide the DIP Financing Facility. See "Cash Collateral and Debtor in Possession Financing" for a more detailed description of the terms and conditions of the DIP Financing Facility. Funds for the DIP Financing Facility were obtained by the Senior Lenders from Nu-Tech, which purchased approximately $13.33 million of Senior Debt Claims for $10 million in Cash, just prior to the Petition Date. Borrowings under the DIP Financing Facility will be forgiven under the Plan without any payment by the Debtors, provided that no event of default occurs and continues under the

DIP Financing Facility. In such case, $10 million of Nu-Tech's $15 million investment into the Debtors will have been made at the outset of the Chapter 11 Cases. The Plan provides for the final $5 million of Nu-Tech's investment to be made on the Effective Date pursuant to the Nu-Tech Stock Purchase.

                  As set forth in more detail in "Cash Collateral and the Debtor in Possession Financing," the DIP Financing Facility contains numerous provisions requiring the Debtors to perform their obligations under the Termsheet. If the Debtors fail to do so, they will be in default under the DIP Financing Facility, which will give the Senior Lenders and Nu-Tech the right to seek to foreclose on their security interests in the Debtors' assets. The Debtors believe that if the Senior Lenders and Nu-Tech foreclose on their security interests in the Debtors' assets, no other creditors or shareholders will receive any recovery on their Claims or Interests. See "Acceptance and Confirmation of the Plan -- Best Interests Test" and the Liquidation Analysis contained in Exhibit V hereto. In addition, even if the Senior Lenders and Nu-Tech do not foreclose on their security interests, absent the ability to borrow funds under the DIP Financing Facility, the Debtors are unlikely to have sufficient working capital to continue to operate their businesses as a going concern.

                  Finally, the Termsheet required, as set forth in the preceding table, that holders of Claims in Classes 5 and 6, and holders of Interests in Class 7, will only be entitled to a distribution under the Plan if the Voting Condition is satisfied. The Voting Condition requires Classes 5 and 6 to accept the Plan.

See "-- Voting Procedure and Requirements" and "Acceptance and Confirmation of the Plan" for a description of the method of tabulating votes to determine if a Class has accepted the Plan. If the Voting Condition is not satisfied, (a) the Senior Lenders' recovery of New Common Stock of PCL will increase from 37% to 49% and (b) holders of Claims and Interests in Classes 5, 6 and 7 will receive no recovery under the Plan.

C.       VOTING PROCEDURES AND REQUIREMENTS

         1.       Persons Entitled to Vote on the Plan

                  As a condition to Confirmation, the Bankruptcy Code requires that each class of impaired Claims or Interests vote to accept the Plan, except under certain circumstances. See "Acceptance and Confirmation of the Plan -- Confirmation Without Acceptance of All Impaired Classes." A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests whose Claims or Interests are undisputed and who actually vote count in these tabulations. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan or for purposes of determining the number of votes or amount of claims and interests required to accept a plan.

                  Under the Plan, Claims and Interests are divided into nine Classes as more fully described in "-- Summary of Classes and Treatment of Claims and Interests." Claims or Interests in the following Classes are Impaired under the Plan and thus are entitled to vote on the Plan:

                  Class 2.          Senior Debt Claims
                  Class 3.          Nu-Tech Senior Debt Claims.
                  Class 5.          Unsecured Claims.
                  Class 6.          Old Subordinated Debenture Claims.
                  Class 7.          Old Common Stock Interests.

                  Classes 1, 4 and 8 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 9 Interests will not receive or retain any property under the Plan on account of their Interests, and therefore, Class 9 is deemed not to have accepted the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Thus, holders of Claims and Interests in these Classes are not entitled to vote on the Plan.

                  __________ __, 1996 IS THE RECORD DATE OF ALL CLAIMS AND INTERESTS FOR VOTING PURPOSES. ENTITIES HOLDING CLAIMS OR INTERESTS TRANSFERRED AFTER SUCH DATE WILL NOT BE PERMITTED TO VOTE TO ACCEPT OR REJECT THE PLAN. Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for the purpose of voting on the Plan. The Debtors or any holder of a Disputed Claim may seek an order of the Bankruptcy court temporarily allowing, for voting purposes only, certain Disputed Claims.

                  The Bankruptcy Court has scheduled the Confirmation Hearing, at which it will consider Confirmation of the Plan, for ________ __, 1997, at __:00 __.m., Pacific Daylight Time, in the United States Bankruptcy Court, 21041 Burbank Boulevard, Woodland

Hills, California 91367. The Bankruptcy Court has directed that objections, if any, to Confirmation of the Plan be served and filed on or before __________ __, 1997 in the manner described in the Notice accompanying this Disclosure Statement. The date of the Confirmation Hearing may be adjourned from time to time without further notice except for an announcement at the Confirmation Hearing of the date to which the Confirmation Hearing has been adjourned.

         2.       Voting Instructions

                  VOTING ON THE PLAN BY EACH HOLDER OF CLAIMS AND INTERESTS IS IMPORTANT. IF YOU HOLD CLAIMS OR INTERESTS IN MORE THAN ONE CLASS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT THAT YOU RECEIVE.

                  TO BE COUNTED, YOUR BALLOT(S) MUST BE ACTUALLY RECEIVED BY __________ __, 1997, 5:00 P.M. PACIFIC DAYLIGHT TIME, AT THE ADDRESS SET FORTH IN THE VOTING INSTRUCTIONS ACCOMPANYING YOUR BALLOT(S). IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN. THE PROPONENTS SUPPORT THE PLAN AND STRONGLY ENCOURAGE YOU TO VOTE TO ACCEPT THE PLAN.

                  VOTES CANNOT BE TRANSMITTED ORALLY OR BY FAX. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR SIGNED AND COMPETED BALLOT PROMPTLY.

                  IF YOU HAVE A CLAIM OR INTEREST THAT IS IMPAIRED UNDER THE PLAN, THEREBY ENTITLING YOU TO VOTE, BUT DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT, OR LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE DISCLOSURE STATEMENT OR THE PLAN, PLEASE CALL THE DEBTORS' SOLICITATION AGENT, AS IDENTIFIED IN THE VOTING INSTRUCTIONS DISTRIBUTED WITH EACH BALLOT.

                  THE PROPONENTS WILL SEEK CONFIRMATION OF THE PLAN UNDER
SECTION 1129(b) OF THE BANKRUPTCY CODE IN VIEW OF THE DEEMED NONACCEPTANCE BY CLASS 9. IN THE EVENT THAT ANY IMPAIRED CLASS OF CLAIMS OR INTERESTS DOES NOT ACCEPT THE PLAN IN ACCORDANCE WITH SECTION 1126 OF THE BANKRUPTCY CODE, THE PROPONENTS HAVE REQUESTED THAT THE BANKRUPTCY COURT CONFIRM THE PLAN IN ACCORDANCE WITH SECTION 1129(b) OF THE BANKRUPTCY CODE. THE PROPONENTS RESERVE THE RIGHT TO MODIFY THE PLAN TO THE EXTENT, IF ANY, THAT CONFIRMATION PURSUANT TO SECTION 1129(b) OF THE BANKRUPTCY CODE REQUIRES MODIFICATION.

                                      III.

                               GENERAL BACKGROUND

A.       CORPORATE STRUCTURE OF THE DEBTORS

                  Physicians Clinical Laboratory, Inc. ("PCL") is a Delaware corporation, which owns 100% of the capital stock of the following three Debtors, each of which is a California corporation: Quantum Clinical Laboratories, Inc., Diagnostic Laboratories, Inc. and Regional Reference Laboratory Governing Corporation ("RRLGC"). PCL and RRLGC are the two partners in the remaining Debtor, California Regional Reference Laboratory, which is a California limited partnership.

B.       DESCRIPTION OF THE DEBTORS' PREPETITION BUSINESS

         1.       General

                  The Debtors provide clinical laboratory services in the State of California. As of June 30, 1996, the Debtors operated one full-service clinical laboratory in Sacramento, 20 "STAT" laboratories and more than 200 patient service centers located in close proximity to referral sources throughout the Debtors' service areas. The Debtors have a full service laboratory and more than 70 patient service centers in the Sacramento area. The Debtors are a "hybrid" among clinical laboratory companies in that they serve both as a traditional reference laboratory for approximately 8500 office-based physician-clients and as an independent clinical laboratory to acute care hospital customers.

         2.       Laboratory Testing Services

                  The Debtors' clinical laboratory tests measure the levels of chemical and cellular components in human body fluids and tissue. They include procedures in the areas of blood chemistry, hematology, urine chemistry, immunology, virology, serology, histology, microbiology, endocrinology and cytology. Commonly ordered individual tests include red and white blood cell counts, PAP smears and procedures to measure blood glucose levels and to determine pregnancy. As of the fiscal year ended February 29, 1996, the Debtors' laboratories handled more than 55,000 patient specimens per week and performed approximately 120,000 tests per week. Approximately 97% of the Debtors' revenues are derived from tests performed by the Debtors internally. The remainder of the Debtors' revenue is derived from other infrequently requested tests, which are often labor- intensive or require specialized testing equipment and are referred by the Debtors to more specialized reference laboratories.

                  The Debtors perform both routine clinical tests and so-called "esoteric" tests at its Sacramento laboratory. Routine tests generally include clinical tests capable of being performed and reported within a 24-hour period, whereas esoteric tests include more complex and labor-intensive tests, generally requiring more sophisticated technology and a higher degree of technical skill and knowledge. The Debtors believe that there are approximately 1,250 tests available in the industry today, of which the Debtors consider approximately 50% to be routine. Routine tests include, among others, tests to determine the function of the kidney, heart, liver and thyroid, as well as other organs, and a general health screen that measures several important body health parameters. Of the approximately 120,000 tests the Debtors performed weekly, as of year end, the Debtors considered approximately 70% to be routine. Many of the routine tests offered are performed by sophisticated, computerized laboratory testing equipment. Physicians order esoteric tests when the information provided by routine tests is not specific enough or is not conclusive as to the existence or absence of disease or when a physician requires additional information. Esoteric tests, which often require manual techniques and more sophisticated equipment, can be quite complex and generally are carried out by a highly trained technician. As a consequence, esoteric tests are relatively higher priced. The number of esoteric tests continually increases as new medical discoveries are made although improved technology can also automate esoteric tests and, depending upon the volume of test requests, convert esoteric tests to routine procedures. Some examples of esoteric tests are immunoelectrophoresis, used for the diagnosis of auto immune disorders and myelomas, and hepatitis markers, used for the diagnosis of acute hepatitis A and B and for identification of chronic carriers of these diseases.

                  The Debtors are "hybrid" providers, in that they provide testing services to both office-based physicians and acute-care hospitals. Generally, service requirements and expectations of hospitals greatly exceed those of office-based physicians, since hospitals ordinarily treat patients who are unquestionably ill whereas office-based physicians often see patients for routine examinations and for less serious illnesses. Clinical testing on behalf of acute-care hospitals requires extremely high levels of quality and service. The Debtors' standard turnaround time is three hours for most hospital tests, and the results of these tests generally reveal a much higher percentage of abnormalities than is encountered in other sectors of the clinical testing business. The Debtors believe that their office-based physician customers benefit from the hybrid nature of the Debtors' business, since they generally receive services that have been disciplined by the more stringent timing and quality requirements demanded by hospitals.

         3.       Laboratory Operations

                  As of February 29, 1996, the Debtors conducted their operations through their full-service laboratories in Sacramento and Burbank, their STAT laboratories and more than 200 patient service centers. Effective June 1996, the Debtors discontinued full-service operations in their Burbank laboratory and consolidated its operations with those of their Sacramento full-service laboratory, while maintaining expanded STAT capabilities at the Burbank facility. Patient service centers (which are often referred to as "draw stations") are facilities maintained by the Debtors, often in or adjacent to a medical professional building, staffed with phlebotomists and other personnel and at which patient specimens are drawn and stored pending pickup and delivery to the central laboratory. Samples for tests ordered by office-based physicians are generally drawn by phlebotomists at one of the Debtors' patient service centers, to which the patient is referred by the attending physician. Samples for tests ordered by the Debtors' hospital customers are drawn by hospital personnel. The Debtors maintain a fleet of service vehicles that collect specimens from each draw station at least twice daily, from five Sacramento hospitals approximately every 90 minutes, and from certain of the Debtors' office-based physician customers and hospitals periodically during the day. Although specimens arrive at the full-service laboratories throughout the day, the vast majority are received in the early evening.

                  Upon arrival at the full-service laboratories, each specimen is logged for testing and billing purposes into the Debtors' computer system. Each specimen is labeled and is verified to be the correct type and quantity required for the requested tests. The tests are then performed on the specimens by the Debtors' technologists, and the results are entered into the Debtors' computer systems, either manually or directly through computer interface, depending upon the complexity and type of test and the type of equipment used to perform the test.

                  Six of the Debtors' Sacramento-area hospital clients generally require a maximum three hour turnaround on ordered testing, and to service these customers the Debtors are equipped to perform tests on a STAT basis. The Debtors perform an average of approximately 225 physician-requested STAT tests each day at their Sacramento facilities, including blood cell counts and chemistry tests such as glucose analyses. The Debtors believe that this capability provides a competitive advantage in marketing their services to office-based physicians by enhancing the Debtors' reputation among such physicians.

         4.       Clients and Payors

                  The Debtors' principal customers are their approximately 8,500 office-based physician-customers, their 10 acute-care hospital customers and other HMOs and managed care entities. The Debtors receive payment for their services from these customers, as well as from patients and third-party payors such as insurance companies, HMOs, Medicare and MediCal. An important determinant of the profitability of all clinical laboratory testing companies, including the Debtors, is the percentage of their net revenues billed at wholesale rates. The Debtors' mix of billings over time will be influenced by, among other factors, regulatory developments, cost-containment efforts on the part of payors and the types of businesses conducted by laboratories acquired by the Debtors.

                  Fees for clinical laboratory testing services rendered for physicians are typically charged on a fee-per-test basis and are billed to the physician, directly to the patient or to the patient's third-party payor, such as an insurance company, an HMO, Medicare or MediCal. Billings directly to patients are made at the Debtors' patient, or "retail," fee schedule. Billings to physicians are typically made at discounts from the Debtors' patient fee schedule. Third-party payors generally reimburse the Debtors according to their own fee schedules, which usually represent a discount from the Debtors' client fee schedule. The Debtors also have agreed to provide testing services to certain HMOs pursuant to capitated fee arrangements that provide for a fixed fee per member per month rather than fees for services actually performed.

         5.       Sales and Marketing

                  The Debtors' full-time sales and marketing staff consists of approximately 45 employees. The Debtors also employ approximately 20 field service supervisors who maintain close contact with the Debtors' client base and who monitor the Debtors' physician relationships. The Debtors also maintain a staff of approximately 40 customer service personnel to assist customers with questions regarding billing, testing results and related matters.

                  The Debtors have developed detailed management information systems that monitor the performance of each sales person on a monthly basis. The Debtors' three regional sales managers receive bonuses only if the entire sales department for their region meets or exceeds an established quota on a quarterly basis. Each sales person must achieve a standard based upon actual new sales added on a monthly basis. Sales employees are paid a modest base salary, a car allowance, and commission based upon a percentage of new account revenue production on a twelve-month basis. Sales compensation arrangements are structured to reward salespersons who bring in new business accounts.

C.       DESCRIPTION OF THE DEBTORS' PREPETITION FINANCING FACILITY

                  Prior to the commencement of the Chapter 11 Cases, the Debtors were party to the Existing Lender Agreements. Under the Existing Lender Agreements, the Debtors were indebted to the Senior Lenders and Nu-Tech in the approximate amount of $94.2 million. See "Overview of the Plan -- Prepetition Plan Negotiations and The Voting Condition." The Debtors' obligations under the Existing Lender Agreements are secured by a first priority lien on and security interest in substantially all of the Debtors' assets.

                  No payments of principal or interest were made by the Debtors under the Existing Lender Agreements from September 1995 to the Petition Date. Accordingly, the Debtors were in default of the Existing Lender Agreements beginning in September 1995. As a result, the Debtors were unable to borrow any funds necessary for working capital or any other purpose. Thus, to provide liquidity during the Chapter 11 Cases, the Debtors obtained authority from the Bankruptcy Court to use the Senior Lenders' cash collateral (subject to certain limitations) and enter into a new debtor in possession financing facility. See "Cash Collateral and Debtor in Possession Financing."

D.       PREPETITION MANAGEMENT AND BOARD OF DIRECTOR CHANGES

                  [INSERT BOARD RESIGNATIONS]

                  In addition, as discussed below, as a condition to the availability of funds under the DIP Financing Facility, J. Marvin Feigenbaum was retained by the Debtors as Chief Operating Officer. Mr. Feigenbaum has acted in that capacity, reporting directly to the Debtors' Board of Directors, from the Petition

Date through the date hereof. See "Overview of the Plan -- Prepetition Plan Negotiations and the Voting Condition" and "-- Events Leading to Chapter 11 Filing."

E.       SELECTED HISTORICAL FINANCIAL INFORMATION

                  The following tables set forth certain selected financial information for the Debtors (consolidated) as of and for the fiscal years ended February 28 (29), 1992, 1993, 1994, 1995 and 1996. The selected consolidated financial information should be read in conjunction with the historical financial statements and related information set forth in the Debtors' most current annual report to the Securities and Exchange Commission on Form 10-K and the Debtors' most current quarterly report to the Securities and Exchange Commission on Form 10-Q, which are attached hereto as Exhibits II and III, respectively. Exhibit II discusses, among other matters, certain material uncertainties with respect to the Debtors. The financial information set forth below has been derived from audited consolidated financial statements of the Debtors.

                                                  --------------------------------------------------------------------
                                                    1992         1993         1994          1995            1996
                                                    ----         ----         ----          ----            ----
                                                              (In thousands, except ratios and per share amounts)

STATEMENT OF OPERATIONS DATA:

Net revenue                                       $            $            $            $             $        90,392
Direct laboratory costs                             10,179       13,676       21,821        35,335              31,881
Laboratory support costs                             4,482        7,310       13,652        24,741              26,509
                                                  ---------    ---------    ---------    ----------    ---------------
Laboratory profit                                   12,811       19,699       32,322        51,035              32,002
Selling, general and administrative                  5,822        7,970       17,008        26,627              27,739
Provision for doubtful accounts                        835        1,586        2,502         4,319              30,539
Depreciation, amortization and write down
  of intangible assets                               1,745        2,624        4,797         9,881              36,327
Credit restructuring costs                             --           --            --           --                4,904
Non-recurring acquisition
  integration expense                                  --           --            --         9,250                 --
                                                  ---------    ---------    ---------    ----------    ---------------
Operating income (loss)                              4,409        7,519        8,015           958            (67,507)
Interest expense                                      (874)      (1,012)      (2,981)       (9,013)           (12,899)
Non operating income (expense), net                     33         (155)         299           270               (322)
Litigation settlement                                  --           --          (792)           --                --
                                                  ---------    ---------    ---------    ----------    ---------------
Income (loss) before income taxes                    3,568        6,352        4,541        (7,785)           (80,728)
Provision (benefit) for income taxes                   --         2,800        1,831        (2,189)            (1,543)
                                                  ---------    ---------    ---------    ----------    ---------------
Net income (loss)                                                 3,552        2,710        (5,596)           (79,185)
                                                               =========    =========    ==========    ===============
Net income (loss) per share                                    $   0.72     $   0.44     $   (0.93)    $       (13.13)
                                                               =========    =========    ==========    ===============
BALANCE SHEET DATA:

Working capital                                   $            $            $            $   17,243    $     (134,491)
Total assets                                        16,676       42,784       78,813        158,044             92,852
Total long-term indebtedness                         6,557        9,381       46,703        114,397              3,570
Stockholders' equity                                 4,429       17,302       19,992         14,548           (63,173)

F.       EVENTS LEADING TO CHAPTER 11 FILING

                  As discussed above, during the past year, the Debtors engaged in negotiations with numerous third parties with respect to a potential strategic transaction or capital investment that the Debtors believed necessary to ensure their ability to continue their existence as a going concern. The Debtors believe that maintaining their existence as a going concern is essential to maximize value to creditors and shareholders. See "Overview of the Plan -- Prepetition Plan Negotiations and The Voting Condition."

                  The Debtors' financial difficulties, which necessitated an infusion of new capital and ultimately led to the agreement with Nu-Tech and the Senior Lenders, began in April 1994. At such time, the Debtors completed their acquisition of the California laboratory operations of Damon. The Debtors integrated the Damon operations into their existing business through the establishment of a regional laboratory in Burbank.

                  As a result of delays and unexpectedly large costs incurred in the integration of certain of the Damon operations, declining reimbursements from insurance payers, Medicare and MediCal and billing and collection problems, the Debtors began to experience severe cash flow problems in the second half of fiscal 1995. The Debtors failed to make the March 31, 1995 principal and interest payment under the Existing Lender Agreements and the due date was extended by the lenders thereunder to April 24, 1995. When the April 24, 1995 due date was not met, the lenders thereunder notified the Debtors that they were in default of the Existing Lender Agreements. The Debtors and the lenders thereunder entered into the Third Amendment to the Credit Agreement on May 10, 1995. In connection with the Third Amendment to the Credit Agreement, the lenders required Sutter Health, one of the PCL's largest shareholders, to provide a guarantee of the Debtors' borrowings under the credit agreement in the amount of $3.5 million. Sutter Health provided that guarantee on May 10, 1995. The Third Amendment to the Credit Agreement provided a waiver of the condition of default and revised certain financial covenants. Upon the announcement of the Debtors' fiscal year 1995 results of operations, the Debtors were out of compliance with several of the revised financial covenants. The Third Amendment provided for automatic acceleration of payments in the event of default without notice of any kind by the lenders. As such, all loans under the Existing Lender Agreements were due and payable immediately at that time.

                  On July 31, 1995, the Debtors entered into another amendment to the Existing Lender Agreements, which modified the schedule under which principal amortization payments and interest payments were to be made by the Debtors, and provided adjustments to various financial covenants, among other things. The Debtors were not able to comply with the revised payment schedule, and thus have been in default since September of 1995 with respect to payments of principal and interest, as well as certain covenants, under the Existing Lender Agreements.

                  The Debtors also failed to make two interest payments, each in the amount of $1.5 million, due on August 15, 1995 and February 15, 1996, respectively, in respect of its Old

Subordinated Debentures. Accordingly, the Debtors have been in default thereunder since September 1995.

                  Due to the significant changes occurring in the health care industry related to managed care, billing system/process challenges and accounts receivable collection problems, the Debtors wrote down their accounts receivable by $25,440,000 in fiscal year ended February 29, 1996. During that year, intensive efforts were put forth to gather billing and eligibility information in order to process unbilled claims and collect past due accounts. The Debtors were able to bill and collect some past due accounts receivable, but the remainder was considered uncollectible.

                  As disclosed in the Debtors' 10-K for the year ended February 29, 1996 (attached hereto as Exhibit II), operating income fell from $958,000 for fiscal year 1995 to a loss of $67.5 million for fiscal year 1996. This decrease resulted from the loss of revenue associated with reduced reimbursement from third party payors and increased laboratory support cost associated with servicing Damon acquisition associated accounts.

                  Through the Petition Date, the liquidity and results of operations of the Debtors continued to be adversely affected by downward pressure on reimbursement revenues, billing system/process challenges and accounts receivable collection problems. The Debtors continued to experience severe cash flow problems, reduction in third-party payor reimbursement rates, billing and collection problems and effects of significant changes in the health care industry. As of the Petition Date, the Debtors had virtually no Cash resources whatsoever, no material unencumbered assets, and no ability to borrow funds from any third party, other than from the Senior Lenders under the DIP Financing Facility. Absent the ability to borrow funds under the DIP Financing Facility, the Debtors do not believe they would have been able to survive as a going concern for any significant length of time.

G.       PREPETITION BUSINESS RESTRUCTURING EFFORTS

                  Given the Debtors' financial difficulties described above, the Debtors took a number of steps during the year prior to the commencement of the Chapter 11 Cases to reduce operating costs, improve cash collections and increase revenue flows. Most significantly, the Debtors consolidated certain laboratory facilities and reduced their workforce accordingly. Thus, in June 1995, the Debtors' Fresno hub laboratory was closed. In June 1996, the Debtors' Burbank hub laboratory was closed. Laboratory services provided at those locations were, to the extent possible, performed at other of the Debtors' locations.

                  In addition, the Debtors engaged outside consultants to assist them in streamlining and improving their billing and collection process. Internal teams were created to concentrate on account receivable collections in the Medicare, MediCal, client and patient payor categories.

                  The Debtors also increased their focus on sales and marketing efforts to increase net revenues. Finally, the Debtors reduced overhead expenses by, among other things, significantly reducing the size of their workforce, closing unprofitable locations and terminating unprofitable contracts.

                  The Debtors believe that these efforts had a positive effect on their cash flow. They were not sufficient, however, to enable the Debtors to pay their obligations as they became due.

                                       IV.

                              THE CHAPTER 11 CASES

A.       COMMENCEMENT OF THE CHAPTER 11 CASES

                  As stated above, on November 8, 1996, the Debtors commenced the Chapter 11 Cases by Filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Under the protection of chapter 11, the Debtors have continued in possession of their properties as debtors in possession, and are authorized to operate and manage their businesses and to enter into all transactions that they could have entered into in the ordinary course of their businesses had there been no chapter 11 filings.

                  Pursuant to applicable Bankruptcy Code provisions, the Debtors have sought and obtained numerous orders from the Bankruptcy Court intended to facilitate their operations during the Chapter 11 Cases. Among other things, these orders authorized the Debtors to (1) maintain their cash management system with minor modifications, (2) pay certain prepetition claims, including employee wages and salaries and (3) continue to operate under existing utility and phone agreements. Accordingly, since the Petition Date, the Debtors have continued to conduct their businesses substantially as they did prior to the Petition Date.

B.       PARTIES IN INTEREST IN THE CHAPTER 11 CASES

         1.       The Bankruptcy Court

                  The Chapter 11 Cases are pending before the Honorable Geraldine Mund of the United States Bankruptcy Court for the Central District of California, located at 21041 Burbank Boulevard, Woodland Hills, California 91367.

         2.       Retention of Professionals

                  During the Chapter 11 Cases, the Debtors sought approval from the Bankruptcy Court to retain Jones, Day, Reavis & Pogue as their attorneys and Ernst & Young as their accountants and financial advisors. As of the date hereof, applications to retain these professionals are pending.

         3.       The Official Committee of Unsecured Creditors

                  Shortly after the Petition Date, the United States Trustee for the Central District of California held a meeting of the Debtors' twenty largest unsecured creditors and appointed the Official Committee. The Official Committee currently consists of the following members:

                  Medical Group Pathology Laboratory
                  425 West Junipero
                  Santa Barbara, California  93105

                  Fisher Scientific, Inc.
                  22745 Savi Ranch Parkway
                  Yorba Linda, California  92687

                  Boehringer Mannheim Corporation
                  9115 Hague Road
                  Indianapolis, Indiana  46250-0446

                  Corning Nichols Institute
                  33608 Ortega Highway
                  San Juan Capistrano, California  92690

                  ARUP Laboratories
                  500 Chipeta Way
                  Salt Lake City, Utah  84108

                  Glendale Adventist Medical Center
                  1509 Wilson Terrace
                  Glendale, California  91206

                  Antrim
                  101 East Park Boulevard, 12th Floor
                  Plano, Texas  75074

                  As of the date hereof, the Creditors' Committee intends to seek the retention of Andrews & Kurth, L.L.P. as legal counsel and Price Waterhouse as its financial advisors.

C.       CASH COLLATERAL AND DEBTOR IN POSSESSION FINANCING

                  Critical to the Debtors' ability to restructure their businesses and to emerge from chapter 11 was their ability to maintain liquidity to meet operating needs during the Chapter 11 Cases. As a result of filing for chapter 11 protection, cash generated from services rendered prior to the Chapter 11 Cases is "cash collateral" of the Senior Lenders, pursuant to their security interests therein. See "General Background -- Description of the Debtors' Prepetition Financing Facility." Under the Bankruptcy Code, this cash collateral could not be used by the Debtors without the Senior Lenders' consent or Bankruptcy Court approval. Accordingly, and as contemplated by the Termsheet, on November 12, 1996, the Bankruptcy Court entered an interim order authorizing the Debtors to use the cash collateral under specified conditions, as consented to by the Senior Lenders.

                  Use of cash collateral would not have provided the Debtors with sufficient liquidity to sustain their operations during the Chapter 11 Cases. Thus, to provide additional necessary liquidity, as contemplated by the Termsheet, the Debtors entered into the DIP Financing Facility with the Senior

Lenders. The DIP Financing Facility provided the Debtors with up to $9.8 million of borrowing capacity during the Chapter 11 Cases, for ordinary working capital purposes and to fund the Plan. On November 12, 1996, the Bankruptcy Court entered an interim order approving borrowings of up to $2.0 million under the DIP Financing Facility. As of the date hereof, a hearing at which the Debtors will seek final approval of the DIP Financing Facility and cash collateral usage for the duration of the Chapter 11 Cases is scheduled for December 3, 1996.

                  Under the DIP Financing Facility, the Senior Lenders agreed to make loans to the Debtors in an aggregate principal amount not to exceed $9.8 million. The obligations of the Debtors under the DIP Financing Facility are secured by a first priority lien and security interest in all of the Debtors' assets and are also allowed administrative expenses under the Bankruptcy Code, with priority over most administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code.

                  The DIP Financing Facility provides that interest on advances to the Debtors accrues at the rate of 2% above the prime rate and is only payable upon an event of default described below or at the end of the term of the DIP Financing Facility if the Plan is not Confirmed. Upon the Effective Date, accrued interest under the DIP Financing Facility will be forgiven.

                  The DIP Financing Facility imposes an annual commitment fee of 1% on the unused portion of the $9.8 million limit. This commitment fee is only payable upon an event of default described below or at the end of the term of the DIP Financing Facility if the Plan is not Confirmed. Upon the Effective Date, accrued commitment fees will be forgiven.

                  In addition to other terms and conditions customary for debtor in possession financings of this type, the DIP Financing Facility requires the Debtors to use their best efforts to obtain Bankruptcy Court approval of the following: (i) provisions acknowledging the amount and validity of the Senior Debt Claims and security interests, the amount and validity of the Old Subordinated Debentures, and that such debt and security interests are not subject to challenge, dispute or avoidance in the Chapter 11 Cases; (ii) provisions waiving and releasing any known or unknown claims of the Estates arising out of the Existing Lender Agreements; (iii) provisions waiving any rights of surcharge under section 506(c) of the Bankruptcy Code and rights of recovery under section 502(d) of the Bankruptcy Code; and (iv) provisions stating that upon an event of default by the Debtors under the DIP Financing Facility, all stays, including the automatic stay of section 362 of the Bankruptcy Code, will terminate on five days written notice to permit the Senior Lenders to exercise their rights and remedies under the DIP Financing Facility as if no bankruptcy stay were in effect. These provisions will be ruled upon by the Bankruptcy Court at the December 3, 1996 hearing.

                  Moreover, the DIP Financing Facility contains the following events of default, designed to ensure that the Debtors perform their obligations under the Termsheet, as described above under the heading "Overview of the Plan -- Prepetition Plan Negotiations and The Voting Condition": (i) failure of the breakup/overbid protections (as described below) to be approved by the Bankruptcy Court; (ii) withdrawal of the Plan by the Debtors or proposal by the Debtors of a plan of reorganization inconsistent with the terms of the Termsheet; (iii) termination of the Debtors' exclusive right to file and solicit acceptances with respect to the Plan for the benefit any party other than the Proponents; (iv) removal or termination of J. Marvin Feigenbaum as Chief Operating Officer of the Debtors other than in accordance with his employment agreement or modification by the Debtors of his employment agreement without the Proponents' written consent; and (v) termination by J. Marvin Feigenbaum of his employment agreement in accordance with its terms. In addition, the DIP Financing Facility contains events of default customary for debtor in possession financings of this type.

                  The DIP Financing Facility terminates upon an event of default described above or on the first anniversary of the Petition Date if the Plan is not Confirmed. Immediately prior to the Effective Date, the unused principal availability under the DIP Financing Facility will be fully drawn. Upon the Effective Date, the principal balance of the DIP Financing Facility, all accrued interest and all fees will be forgiven without any payment by the Debtors.

D. BREAKUP/OVERBID PROTECTIONS

                  The Termsheet provides that the Debtors will only transfer their assets or stock to a third party other than as contemplated by the Plan or confirm any other plan of reorganization if (i) the Bankruptcy Court finds that such a transfer to third party or alternative plan has an aggregate present value to creditors and shareholders of the Debtors of at least $3.75 million higher than the present value of the Plan to creditors and shareholders and (ii) on the effective date of such third party transfer or alternative plan, Nu-Tech is paid $1.88 million in cash as compensation for time and expenses incurred in pursuing the Plan and such compensation is entitled to administrative expense priority (collectively, the "Breakup/Overbid Protections"). Failure to obtain an order of the Bankruptcy Court approving these provisions is an event of default under the DIP Financing Facility.

                  The Debtors have filed a motion seeking approval of the Breakup/Overbid Protections with the Bankruptcy Court. The Bankruptcy Court has set a hearing on this Motion for ____________, 199_ at _:__ _.m., Pacific Daylight Time.

E.       THE DEBTORS' ONGOING BUSINESS RESTRUCTURING

                  Following the Petition Date, the Debtors have continued implementation of the operational restructuring that began prior to the Petition Date. See "General Background -- Prepetition Business Restructuring Efforts." The Debtors have continued to identify areas where overhead cost savings can be achieved, as well as unprofitable laboratory operations that are slated for closure.

F.       EMPLOYEE MATTERS

                  As of the Petition Date, the Debtors employed approximately 1,150 employees.

                  Immediately upon the Filing of their chapter 11 petitions, the Debtors obtained the Bankruptcy Court's authorization to continue paying, without interruption, basic wages, salaries and benefits to their employees, to the extent that such amounts would have been entitled to priority and payable pursuant to section 507(a)(3) of the Bankruptcy Code. In so doing, the Debtors solidified their relationships with their employees, thereby successfully maintaining employee morale and stabilizing the Debtors' workforce during the early days of the Chapter 11 Cases.

G.       BAR DATE, DISPUTE RESOLUTION PROCEDURE AND OTHER CLAIM MATTERS

                  As of the date hereof, the Debtors have not Filed their schedules of assets and liabilities or statements of financial affairs (collectively, the "Schedules"), as required by Bankruptcy Rule 1007. By order of the Bankruptcy Court, the Debtors are required to do so by December 23, 1996.

                  The Debtors intend to ask the Bankruptcy Court to establish a deadline for creditors to file proofs of claim as soon as possible after the Schedules are Filed. After that deadline occurs, the Debtors will begin the process of reviewing claims filed, comparing such claims to the Debtors' books and records and objecting to, or seeking to consensually resolve, Disputed Claims.

                                       V.

                     GENERAL INFORMATION CONCERNING THE PLAN

                  THE FOLLOWING IS A SUMMARY OF CERTAIN ADDITIONAL INFORMATION CONCERNING THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE PLAN AND THE ATTACHMENTS THERETO.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

                  The classification and treatment of Claims and Interests is described above. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests." All Claims and Interests, except Administrative Claims, Priority Tax Claims and DIP Financing Facility Claims, are placed in the Classes described in the Plan.

                  No holder of a Priority Tax Claim, a Priority Claim or an Allowed Claim (other than a holder of an Administrative Claim based on liability incurred by a Debtor in the ordinary course of its business that is entitled to interest pursuant to the terms and conditions of the transaction giving rise to such Administrative Claim) will be entitled to any payments or additional distributions on account of accrued postpetition interest in respect of such Claims.

B.       TREATMENT AND DESCRIPTION OF UNCLASSIFIED CLAIMS

                  The Bankruptcy Code does not require certain administrative and priority claims to be classified under a plan of reorganization. Accordingly, Administrative Claims, Priority Tax Claims and DIP Financing Facility Claims are not classified in the Plan.

         1.       Administrative Claims

                  Administrative Claims are defined as costs and expenses of administration allowed and entitled to priority under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code;
(c) all fees and charges assessed against the Estate under chapter 123 of the title 23 of the United States Code, 28 U.S.C. SectionSection 1911-1930; anD (d) claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code. In addition to the types of Administrative Claims described above, section 503(b) of the Bankruptcy Code provides for the payment of compensation or reimbursement of expenses to creditors, indenture trustees and other entities making a "substantial contribution" to a chapter 11 case and to attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will or may seek for such compensation or reimbursement are not known by the Debtors at this time. Except as otherwise provided in the Plan, requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors or the Reorganized Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.

                  Subject to the provisions of Section 2.1.2 of the Plan with respect to Professionals and certain other entities, the Plan provides for payments of Allowed Administrative Claims in full, unless such holder and the applicable Debtor or Reorganized Debtor agree to other terms or a Final Order of the Bankruptcy Court provides for other terms.

                  Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by a Debtor pursuant to the Plan (including Administrative Claims of governmental units for taxes) will be assumed on the Effective Date and paid, performed or settled by the applicable Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations without the need for holders of such Claims to comply with Section 2.1.2 of the Plan.

                  Except as provided below, requests for payment of Administrative Claims must be Filed and served on the Debtors or the Reorganized Debtors no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Claims and that do not File and serve a request by such date will be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors or their respective property. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party no later than 30 days after the date on which the applicable request for payment was Filed.

                  Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered before the Effective Date (including compensation requested pursuant to section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Chapter 11 Cases) must File and serve on the Reorganized Debtors and counsel for the Reorganized Debtors an application for final allowance of compensation and reimbursement of expenses no later than 30 days after the Effective Date, unless such Filing and service deadline is extended by the Bankruptcy Court. Objections to applications of Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the requesting Professional or other entity no later than 30 days after the date on which the applicable application for compensation or reimbursement was Filed.

         2.       Priority Tax Claims

                  Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, the Plan provides that each holder of a Priority Tax Claim will receive, in full satisfaction of such Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Claim. Payments will be made in equal quarterly installments of principal, plus simple interest accruing from the Effective Date at 8% per annum on the unpaid portion of each Priority Tax Claim (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax Claims with deferred cash payments having a value as of the Effective Date equal to such Claims). Unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, the first payment will be payable one year after the Effective Date or, if the Priority Tax Claim is not allowed within one year after the Effective Date, the first day of the quarter following the date on which (a) an order allowing such Claim becomes a Final Order or (b) a Stipulation regarding the Amount and Nature of Claim is executed by the Reorganized Debtor and the Claim holder; provided, however, that the Reorganized Debtor will have the right to pay any Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

         3.       DIP Financing Facility Claims

                  Immediately prior to the Effective Date, provided that no unwaived event of default exists under the DIP Financing Facility, any amounts available under the DIP Financing Facility will be borrowed by PCL so that the total outstanding principal balance thereunder is $9,800.000. On the Effective Date, any and all amounts owing under the DIP Financing Facility will be deemed fully and finally forgiven without any payment by the Debtors or further action by any party.

C. SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

                  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Reorganized Debtors' cash balances and the operations of the Debtors or Reorganized Debtors, the DIP Financing Facility, the New Credit Facility and consummation of the Nu-Tech Stock Purchase. Cash payments to be made pursuant to the Plan will be made by Reorganized PCL or the Disbursing Agent; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable each Reorganized Debtor to satisfy its obligations under the Plan.

D.       RELEASE OF LIENS

                  Except as otherwise provided in the Plan with respect to Other Secured Claims, the New Indenture or in any contract, instrument, indenture or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of the Estate shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

E. PRESERVATION OF RIGHTS OF ACTION BY THE DEBTORS AND
THE REORGANIZED DEBTORS; RELEASES

         1.       Preservation of Rights of Action

                  Except as provided in Section 5.5 of the Plan, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, each Reorganized Debtor shall retain and may enforce any claims, rights and causes of action that the applicable Debtor or its Estate may hold against any entity, including but not limited to the claims, rights and causes of action set forth in Exhibit L to the Plan. Failure to list a claim, right or cause of action on Exhibit L to the Plan shall not constitute a waiver or release by the Debtors of such claim, right or cause of action. Each Reorganized Debtor or its successors may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of such Reorganized Debtor.

         2.       Releases by the Debtors

                  As of the Effective Date, the Debtors and the Reorganized Debtors will be deemed to have released and waived all causes of action of the Debtors arising under sections 510, 544, 547, 548, 549 or 550 of the Bankruptcy Code other than those expressly listed on Exhibit L to the Plan. Additionally, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors will be deemed to forever release, waive and discharge all claims, counterclaims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 Cases or the Plan (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the parties released pursuant to Section 5.5.1 of the Plan, the Chapter 11 Cases or the Plan, and that may be asserted by or on behalf of a Debtor or its Estate against (i) the Debtors' current and former officers, directors and shareholders, (ii) Nu-Tech and Nu-Tech's current and former officers, directors and shareholders, (iii) the respective current and former agents, employees, consultants, advisors, attorneys, accountants and other representatives of the Debtors or Nu-Tech (including the respective current and former members and professionals of the foregoing) acting in such capacity, (iv) the Senior Lenders, the Agent, the holders of the Old Subordinated Debentures, the trustee under the Old Indenture and the Official Committee and their respective predecessors in interest relating to their respective Claims and (v) the respective current and former agents, advisors, attorneys and representatives of the Senior Lenders, the Agent, the holders of the Old Subordinated Debentures, and the Official Committee (including the respective current and former members and professionals of the foregoing and their respective predecessors in interest) acting in such capacity; provided, however, that the Debtors shall not release the persons identified in subclauses (i) and
(ii) of Section 5.5.1.2 of the Plan from any claims with respect to (a) any loan, advance or similar payment by the Debtors to such person or (b) any contractual obligation owed by such person to the Debtors. Notwithstanding
Section 5.5 of the Plan, if and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the releases set forth in the Plan, then the Plan may be confirmed with that portion excised so as to give effect as much as possible to the foregoing releases without precluding confirmation of the Plan.

         3.       Releases by Holders of Claims or Interests

                  (a)      Holders of Claims

                  As of the Effective Date, to the fullest extent permitted by law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash (if the Voting Condition is satisfied), the New Securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each holder of a Claim that is Impaired under the Plan will be deemed to forever release, waive and discharge all claims, counterclaims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date in any way relating to their Claims against a Debtor, the Chapter 11 Cases or the Plan against (i) the Debtors and Nu-Tech,
(ii) the current and former officers, directors and shareholders of the Debtors and Nu-Tech or (iii) their respective agents, advisors, attorneys and representatives (including the respective current and former officers, directors, employees, shareholders and professionals of the foregoing), acting in such capacity.

                  (b)      Holders of Interests

                  As of the Effective Date, to the fullest extent permissible under applicable law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan (and, if the Voting Condition is satisfied, the New Common Stock and the New Warrants), contracts, instruments, releases or other agreements or documents to be delivered in connection with the Plan, each entity that has held, holds or may hold an Interest will be deemed to forever release, waive and discharge all claims, counterclaims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date in any way relating to their Interests in a Debtor, the Chapter 11 Cases or the Plan against: (i) the Debtors and Nu- Tech, (ii) the current or former officers, directors and shareholders of the Debtors and Nu-Tech or (iii) their respective agents, advisors, attorneys and representatives (including the respective current and former directors, officers, employees, shareholders and professionals of the foregoing), acting in such capacity.

                  (c)      Release of Official Committee

                  As of the Effective Date, to the fullest extent permissible under applicable law, in consideration for the contracts, instruments, releases or other agreements or documents to be delivered in connection with the Plan, each entity that has held, holds or may hold a Claim or Interest which is Impaired will be deemed to forever release, waive and discharge all claims, counterclaims, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date in any way relating to their Claims against or Interests in a Debtor, the Chapter 11 Cases or the Plan against the Official Committee, its agents, advisors, attorneys and representatives (including the respective current and former directors, officers, employees, shareholders and professionals of the foregoing), acting in such capacity.

                  (d)      Sutter Guaranty

                  Notwithstanding that the Sutter Guaranty shall continue in full force and effect after the Effective Date as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, Sutter will be deemed to have forever released, waived and discharged all claims, counterclaims, demands, debts, rights of contribution, reimbursement, subrogation or otherwise, and liabilities, whether liquidated or unliquidated, fixed or contingent, material or immaterial, known or unknown, foreseen or unforeseen, then existing or thereafter arising in any way relating to the Sutter Guaranty and against (i) the Debtors and Nu-Tech, (ii) the current and former officers, directors and shareholders of the Debtors and Nu-Tech or (iii) their respective agents, advisors, attorneys and representatives (including the respective current and former officers, directors, employees, shareholders and professionals of the foregoing), acting in such capacity.

         4.       Injunction Related to Releases

                  As provided in Section 11.2 of the Plan, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, counterclaim, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

F.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1.       Assumptions of Contracts

                  Except as otherwise provided in the Plan, including Section
6.2 of the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume
(i) each executory contract and unexpired lease entered into by a Debtor prior to the Petition Date that has not previously: (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to section 365 of the Bankruptcy Code and (ii) each Provider Agreement. Notwithstanding any other provision of the Plan, the Provider Agreements will be assumed as of the Effective Date free and clear of any rights, claims, recoupments or setoffs which accrued before the Effective Date. In particular, and without limitation, from and after the Effective Date, the non-debtor parties to the Provider Agreements will be enjoined from setting off or recouping against payments due to the Reorganized Debtors after the Effective Date, any liabilities which the Debtors have, or may have, to such third parties which liabilities accrued on or before the Effective Date; and such non-debtor parties to any of the Provider Agreements will not be entitled to impose on the Reorganized Debtors, any successor to the Reorganized Debtors or any of their respective agents or employees, any compliance or other requirements as a condition to the Provider Agreements remaining in full force and effect. The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions described in Section 6.1.1 of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

         2.       Cure of Defaults in Connection with Assumption

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the default amount in Cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of the applicable Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

         3.       Rejections

                  Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor will reject each of the executory contracts and unexpired leases listed on Exhibit I to the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit I to the Plan to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to
Section 6.1.1 of the Plan. Each contract and lease listed on Exhibit I to the Plan will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Exhibit I of the Plan will not constitute an admission by the applicable Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

         4.       Bar Date for Rejection Damages

                  If the rejection of an executory contract or unexpired lease pursuant to Section 6.2.1 of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and shall not be enforceable against the applicable Debtor, Reorganized Debtor, their respective successors or properties unless (a) a Stipulation of Amount and Nature of Claim has been entered into with respect to the rejection of such executory contract or unexpired lease or (b) a proof of Claim is Filed and served on the Reorganized Debtors and counsel for the Reorganized Debtors within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court.

G.       SPECIAL EXECUTORY CONTRACT AND UNEXPIRED LEASE MATTERS

                  The employment, retirement and other agreements and incentive compensation programs that are listed on Exhibit K to the Plan are treated as executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

                  To the extent any indemnification obligation of a Debtor existing as of the Petition Date to any officer or director to be employed by Reorganized PCL constitutes an executory contract, each Debtor will be deemed to have assumed such executory contract as of the Effective Date pursuant to section 365 of the Bankruptcy Code.

H. EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER THE PETITION DATE

                  Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtor will be performed by the Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such executory contracts, unexpired leases and other obligations will survive and remain unaffected by entry of the Confirmation Order.

I.       CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         1.       Conditions to Confirmation

                  The Plan provides that the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is in form and substance satisfactory to the Proponents. In addition, there are a number of procedural and substantive confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed pursuant to section 1129 of the Bankruptcy Code. See "Acceptance and Confirmation of the Plan." There can be no assurance that the Confirmation conditions or the conditions set forth in section 1129 of the Bankruptcy Code will be satisfied or, if permitted, waived by the Debtors.

         2.       Conditions to Effective Date

                  The Effective Date is defined as a Business Day, as determined by the Debtors, that is as soon as reasonably practicable but that is at least 11 days after the Confirmation Date and on which: (a) no stay of the Confirmation Order is in effect and (b) all conditions to the Effective Date set forth in Section 9.2 of the Plan have been satisfied or waived (if available) pursuant to Section 9.3 of the Plan. The Plan will not become effective unless and until each of the following conditions have been satisfied or waived:

                  (a) The Confirmation Order authorizes and directs the Debtors and Reorganized Debtors to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan. The Confirmation Order is not subject to a presently effective stay pending appeal.

                  (b) Nu-Tech and Reorganized PCL have consummated the Nu-Tech Stock Purchase.

                  (c) The lenders under the New Credit Facility have committed to fund the New Credit Facility on terms acceptable to the Proponents.

                  (d) The New Intercreditor Agreement is entered into.

         The conditions to Confirmation and the Effective Date, other than the conditions set forth in Section 9.2.1 and 9.2.2 of the Plan, may be waived in whole or in part by the Proponents at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Plan; provided that the conditions to the Effective Date set forth in Sections 9.2.3 and 9.2.4 of the Plan may be so waived by the Senior Lenders and Nu-Tech. The failure to satisfy or waive any condition may be asserted by the Proponents regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Proponents). The failure of the Proponents to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right that may be asserted at any time.

                  Each of the conditions to consummation and the Effective Date must be satisfied or duly waived, as provided above, within 60 days after the Confirmation Date unless all Proponents agree to extend this time. If each condition to the Effective Date has not been satisfied or duly waived pursuant to Section 9.3 of the Plan, within 60 days after the Confirmation Date or such later date as mutually agreed upon by the Proponents, then upon motion by any party in interest made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section 9.4 of the Plan, the Plan will be deemed null and void in all respects, including the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases pursuant to Sections 6.1 and 6.2 of the Plan, and nothing contained in the Plan will (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or (2) prejudice in any manner the rights of the Debtors.

J.       LEGAL EFFECTS OF THE PLAN

         1.       Discharge of Claims and Termination of Interests

                  Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or the Confirmation Order, Confirmation will: (a) discharge the Debtors from all Claims or other debts that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

                  As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors, Reorganized Debtors, Proponents, the Committee, their successors or their property, any other or further claims, counterclaims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all such Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against any Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         2.       Injunctions

                  Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, Reorganized Debtors or their respective property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or Reorganized Debtors; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan.

                  As of the Effective Date, all entities that have held, currently hold or may hold a claim, counterclaim, demand, debt, right, cause of action or liability that is released pursuant to Section 5.5 of the Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 11.2.3 of the Plan.

         3. Termination of Subordination Rights and Settlement of Related Claims and Controversies

                  The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. On the Confirmation Date, all contractual, legal or equitable subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims and Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

                  Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of
Section 11.3 of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal and equitable subordination rights that a holder of a Claim or an Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made on account of an Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Debtors and their respective property and Claim and Interest holders, and is fair, equitable and reasonable.

K. LIMITATION OF LIABILITY IN CONNECTION WITH THE PLAN, DISCLOSURE STATEMENT AND RELATED DOCUMENTS AND RELATED INDEMNITY

                  The Proponents and their officers, directors, members, agents and representatives will neither have nor incur any liability to any entity, including, specifically any holder of a Claim or Interest, for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, the Disclosure Statement or the Confirmation Order, including solicitation of acceptances of the Plan.

                  Reorganized PCL will indemnify each Proponent and their officers, directors, members, agents and representatives, hold each Proponent harmless from, and reimburse each Proponent and their officers, directors, members, agents and representatives for, any and all losses, costs, expenses (including attorneys' fees and expenses), liabilities and damages sustained by a Proponent and their officers, directors, members, agents and representatives arising from any liability described in Section 11.4 of the Plan.

L.       MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

                  Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and any applicable notice requirements, the Proponents reserve the right to alter, amend or modify the Plan before its substantial consummation.

                  The Proponents reserve the right to revoke or withdraw the Plan as to any or all of the Proponents prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors; or (2) prejudice in any manner the rights of such Debtors.

                  If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Proponents, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

M.       RETENTION OF BANKRUPTCY COURT JURISDICTION

                  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

                  (1) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim pursuant to the Plan;

                  (2) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

                  (3) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                  (4) Ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

                  (5) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors or Reorganized Debtors that may be pending on the Effective Date;

                  (6) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  (7) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

                  (8) Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

                  (9) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

                  (10) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  (11) Determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan; and

                  (12) Enter an order concluding the Chapter 11 Cases.

                                       VI.

                          DISTRIBUTIONS UNDER THE PLAN

A.       PROCEDURES GOVERNING DISTRIBUTIONS UNDER THE PLAN

         1. Distributions for Claims and Interests Allowed as of the Effective Date

                  Except as otherwise provided in Article VII of the Plan, or as may be ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Effective Date. Distributions will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than 60 days after the Effective Date or such later date when the applicable conditions of Section 6.1.2 of the Plan (regarding cure payments for executory contracts and unexpired leases being assumed); Section 7.3.2 of the Plan (regarding undeliverable distributions); Section 7.6.6.2 of the Plan (regarding arrangements for the satisfaction and payment of tax obligations relating to distributions of Cash or securities pursuant to the Plan); or Sections 5.4 and 7.8 of the Plan (regarding surrender of canceled debt instruments and securities) are satisfied. Securities to be issued will be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. Distributions on account of Claims or Interests that are Allowed after the Effective Date shall be made pursuant to Sections 7.6 and 8.3 of the Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such holder will be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

                  From and after the Effective Date, Cash to be distributed on the Effective Date on account of Claims allowed as of the Effective Date will be held pending distribution in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the holders of such Claims. The Disbursing Agent will invest such cash in a manner consistent with Reorganized PCL's investment and deposit guidelines. Distributions of Cash on account of each Claim allowed as of the Effective Date shall include a Pro Rata share of the Reorganization Investment Yield from such investment of Cash.

         2.       Distributions by Disbursing Agents and the Indenture
                  Trustee

                  Except as provided in Section 7.2.2 of the Plan, the Disbursing Agent will make all distributions of Cash and New Securities required to be distributed under the applicable provisions of the Plan. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Disbursing Agent will serve without bond, and any Third-Party Disbursing Agent will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized PCL on terms acceptable to Reorganized PCL.

         3.       Indenture Trustee

                  Distributions provided for in the Plan on account of Old Subordinated Debenture Claims will be made to the Indenture Trustee, for further distribution to individual holders of Allowed Old Subordinated Debenture Claims. Any such distribution will be made pursuant to the Old Indenture.

B.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         1.       In General

                  On the Effective Date, other than as provided in Section 7.6.2 of the Plan, to the extent that the Plan provides for distributions on account of Allowed Claims or Allowed Interests in the applicable Class, each holder of an Allowed Claim or Allowed Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. On each Distribution Date, distributions shall also be made, pursuant to Sections 7.3 and 8.3 of the Plan, respectively, to (a) holders of Claims or Interests to whom a distribution has become deliverable during the preceding calendar quarter and (b) to holders of Disputed Claims or Disputed Interests in any such Class whose Claims or Interests were Allowed during the preceding quarter. Such quarterly distributions will also be in the full amount that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.

         2.       Distributions to Holders of Claims in Class 5

                  The Disbursing Agent will make initial distributions to the holders of Allowed Claims in Class 5 on the Effective Date. The amount of the distributions to be made to holders of Allowed

Claims in Class 5 on the Effective Date shall be calculated as if each Disputed Claim in Class 5 were an Allowed Claim in the amount of the Claim as Filed. Pursuant to Sections 8.1.2 and 8.3 of the Plan, (a) beginning on the first Distribution Date, the Disbursing Agent will make distributions to holders of Disputed Claims whose Claims become Allowed Claims during the preceding quarter,
(b) all fees and expenses of the Disbursing Agent with respect to distributions to holders of Class 5 Claims will be paid out of the funds in the Class 5 Disbursement Account and (c) all costs incurred in connection with the resolution of Disputed Claims after the Effective Date will be paid out of the funds in the Class 5 Disbursement Account. Such distributions will be calculated pursuant to the provisions set forth in Section 7.3 of the Plan.

                  On each Distribution Date, each holders of a previously Allowed Claim in Class 5 will receive an additional distribution on account of such Claim equal to: (i) the amount of consideration that such holder would be entitled to receive under the Plan as if such Claim had become an Allowed Claim on such Distribution Date, minus (ii) the aggregate amount of consideration previously distributed on account of such Claim. Each such additional distribution will also include, on the basis of the amount then being distributed, a Pro Rata share of the Reorganization Investment Yield, from the date such amounts would have been due had such Claim initially been paid 100% of the Allowed Amount, to the date such distribution is made, net of any taxes paid or payable by the Disbursing Agent and properly attributable to such share of the Reorganization Investment Yield.

         3.       Distributions of Common Stock

                  Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim or Allowed Interest pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater shall be rounded to the next higher whole number and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or Interests will be adjusted as necessary to account for the rounding provided for in Section 7.6.3 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down.

         4.       Distributions of New Senior Notes

                  Notwithstanding any other provision of the Plan, New Senior Notes will be issued in denominations of $1,000 and integral multiples thereof. In the event a holder of an Allowed Senior Debt Claim is entitled to an amount of New Senior Notes that is not an integral multiple of $1,000, the principal amount of New Senior Notes such holder is entitled to receive shall be rounded up to the nearest integral multiple of $1,000.

         5.       Distributions of New Warrants

                  Notwithstanding any other provision of the Plan, only whole numbers of New Warrants will be issued pursuant to the Plan. When any distribution on account of an Allowed Class 7 Interest pursuant to the Plan would otherwise result in the issuance of a number of New Warrants that is not a whole number, the actual distribution of such New Warrants shall be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater shall be rounded to the next higher whole number and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of New Warrants to be distributed to a holder of an Allowed Class 7 Interest will be adjusted as necessary to account for the rounding provided for in
Section 7.6.5 of the Plan. No consideration shall be provided in lieu of fractional warrants that are rounded down.

         6.       Compliance with Tax Requirements

                  In connection with the Plan, to the extent applicable, the Disbursing Agent will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each holder of an Allowed Claim or Interest that is to receive a distribution of Cash or New Securities pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash or New Securities to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section
7.3.2 of the Plan.

C.       DISTRIBUTION RECORD DATE

                  As of the close of business on the Distribution Record Date, the transfer registers for the Capital Stock maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agents and their respective agents shall have no obligation to recognize the transfer of any Capital Stock occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

D.       SURRENDER OF CANCELLED DEBT INSTRUMENTS OR SECURITIES

                  Subject to the provisions of Section 7.8.2 of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, Old Common Stock or other documentation canceled pursuant to Section 5.2.1 of the Plan, the holder of such Claim or Interest will tender the applicable instruments, Old Subordinated Debentures, Old Common Stock or other documentation evidencing such Claim or Interest to the

Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any New Securities to be distributed pursuant to the Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.3.2 of the Plan.

                           (1) Old Subordinated Debentures and Capital Stock Certificates. Except as provided in Section 7.8.2 of the Plan for lost, stolen, mutilated or destroyed Old Subordinated Debentures or Capital Stock certificates, each holder of an Allowed Claim or Allowed Interest evidenced by an Old Subordinated Debenture or Capital Stock certificate will tender such Old Subordinated Debenture or Capital Stock certificate to the Disbursing Agent in accordance with written instructions to be provided in a letter of transmittal to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such Old Subordinated Debentures or Capital Stock certificates will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Subordinated Debentures or Capital Stock certificates with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Subordinated Debenture or Capital Stock certificate to act and the authenticity of any signatures required on the letter of transmittal. All surrendered Old Subordinated Debentures and Capital Stock certificates shall be marked as canceled and delivered to Reorganized PCL.

                           (2) Lost, Stolen, Mutilated or Destroyed Existing Lender Agreements, Old Subordinated Debentures or Capital Stock Certificates. In addition to any requirements under the applicable certificate or articles of incorporation or bylaws of the applicable Debtor, any holder of a Claim or an Interest evidenced by an Existing Lender Agreement, Old Subordinated Debenture or a Capital Stock certificate that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Old Subordinated Debenture or Capital Stock certificate, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Existing Lender Agreement, Old Subordinated Debenture or a Capital Stock certificate. Upon compliance with Section 7.8.2 of the Plan by a holder of a Claim or an Interest evidenced by an Existing Lender Agreement, Old Subordinated Debenture or Capital Stock certificate, such holder will, for all purposes under the Plan, be deemed to have surrendered an Existing Lender Agreement, Old Subordinated Debenture or a Capital Stock certificate, as applicable.

                           (3) Failure to Surrender Canceled Old Subordinated Debentures or Capital Stock Certificates. Any holder of an Old Subordinated Debenture or Capital Stock certificate that fails to surrender or be deemed to have surrendered such Old Subordinated Debenture or Capital Stock certificate within one year after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Old Subordinated Debenture or Capital Stock certificate discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases, any Cash or New Securities held for distribution on account of such Claim or Interest will be disposed of pursuant to the provisions set forth in Section 7.3.2 of the Plan.

E.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

                  Distributions to holders of Allowed Claims or Allowed Interests will be made at the addresses set forth in the Schedules or other records of the Debtors or Reorganized Debtors at the time of the distribution.

                  If the distribution to any holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to
Section 7.3.2.1.1 of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and shall be accounted for separately. Undeliverable

New Securities and Senior Notes will be held in trust for the benefit of the potential claimants of such securities by the Disbursing Agent in principal amounts or number of shares sufficient to fund the unclaimed amounts of such securities and shall be accounted for separately.

                  Pending the distribution of any undeliverable New Common Stock pursuant to the Plan, the Disbursing Agent will cause the Common Stock held by it in its capacity as Disbursing Agent to be: (A) represented in person or by proxy at each meeting of the stockholders of Reorganized PCL; and (B) voted with respect to any matter of Reorganized PCL proportionally with the votes cast by the other stockholders of Reorganized PCL.

                  On each Distribution Date, the Disbursing Agent will make all distributions that become deliverable to holders of Allowed Claims or Allowed Interests during the preceding quarter. Each such distribution will include, to the extent applicable: (i) dividends or other distributions, if any, that will have theretofore been paid to the Disbursing Agent in respect of any New Common Stock included in such distribution and (ii) a Pro Rata share of the Reorganization Investment Yield.

                  Any holder of an Allowed Claim or Allowed Interest that does not assert a claim pursuant to the Plan for an undeliverable distribution within one year after the Effective Date will have its claim for such undeliverable distribution discharged and shall be forever barred from asserting any such claim for an undeliverable distribution against the Reorganized Debtors or their respective property. In such cases: (i) any Cash held for distribution on account of such claims for undeliverable distributions will be property of Reorganized PCL free of any restrictions thereon; (ii) any New Common Stock held for issuance on account of such claims for undeliverable distributions will either be canceled or held as treasury shares as Reorganized PCL may determine is appropriate; and (iii) any New Warrants held for issuance on account of such claims for undeliverable distributions will be canceled. To the extent that such undeliverable Cash or New Securities are held by a Third-Party Disbursing Agent, the Third-Party Disbursing Agent shall return such Cash or the securities or other instruments evidencing such New Securities to Reorganized PCL. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors or any Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest.

F.       PROSECUTION OF OBJECTIONS TO CLAIMS AND INTERESTS

                  After the Confirmation Date and through the Effective Date, only the Debtors and Reorganized Debtors will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors and Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

                  After the Effective Date, the Official Committee or any duly authorized representative thereof will have authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Class 5 Claims. After the Effective Date, the Official Committee or its duly authorized representative must give written notice to the Reorganized Debtors of any proposed settlement of a Disputed Claim in Class 5. If the Reorganized Debtors do not object within 5 business days after receipt of such notice, the Official Committee or its representative may settle such Disputed Claim without approval of the Bankruptcy Court. If the Reorganized Debtors object to a proposed settlement, the proposed settlement will be ruled upon by the Bankruptcy Court. Any and all fees, costs and expenses incurred by the Official Committee or its representative in connection with objections, settlements or litigation of any Disputed Claim under Section 8.1.2 of the Plan will be paid out of the funds in the Class 5 Disbursement Account.

G.       DISPUTED CLAIMS

         1.       Treatment of Disputed Claims or Interests

                  Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest.

         2.       Resolution or Estimation of Claims

                  Until the Effective Date, the Debtors or the Reorganized Debtors, and after the Effective Date, the Official Committee with Class 5 Claims, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether the applicable Debtor or Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the applicable Debtor or Reorganized Debtor or the Official Committee, as the case may be, may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in Section 8.2.2 of the Plan, the Debtors or Reorganized Debtors or the Official Committee pursuant to Section 8.1.2 of the Plan may resolve or adjudicate any Disputed Claim in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the applicable Chapter 11 Case had not been commenced. Claims may be subsequently compromised, settled, withdrawn or resolved by the applicable Debtor or Reorganized Debtor or the Official Committee pursuant to Section 8.1 of the Plan.

         3. Distributions on Account of Disputed Claims or Interests Once They Are Allowed

                  On each Distribution Date, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding quarter. After the Effective Date, costs incurred by the Disbursing Agent with respect to distributions on account of Class 5 Claims will be paid from the funds in the Class 5 Distribution Account. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (1) any dividends or other payments made on account of New Securities held pending distribution and (2) a Pro Rata share of the Reorganization Investment Yield.

H.       SETOFFS

                  Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Debtors or Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim (other than a Senior Debt Claim, Nu-Tech Claim or Old Subordinated Debentures Claim) and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any such claims, rights and causes of action that the applicable Debtor or Reorganized Debtor may possess against such holder.

                                      VII.

            DESCRIPTION OF PROPERTY TO BE DISTRIBUTED UNDER THE PLAN

                  Under the Plan, all creditors and shareholders will receive distributions comprised of either Cash, New Senior Notes, New Common Stock of PCL, New Warrants or some combination thereof. See "Overview of the Plan -- Summary of Clauses and Treatment of Claims and Interests." In addition, upon the Effective Date, the Debtors may enter into the New Credit Facility Agreement.

A.       NEW CREDIT FACILITY

                  [TO COME]

B.       NEW SECURITIES

                  The following discussion summarizes certain provisions of the securities and related agreements to be issued pursuant to the Plan. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable documents setting forth the terms and conditions of such securities.

         1.       Issuance of New Senior Notes

                  The New Senior Notes are anticipated to be issued in the original principal amount of $55,000,000, and will mature seven years after their issuance. The New Senior Notes will be issued pursuant to the New Indenture, which will be entered into between Reorganized PCL and a trustee thereunder. At this time, a trustee has not been selected. Such trustee will be selected no later than the Confirmation Date, and will be entitled to customary compensation for its services.

                  The New Senior Notes will initially bear interest at the rate of either 10% per annum in cash or 12% per annum in payment in kind, at the option of the Reorganized Debtors for the first two years. Thereafter, the New Senior Notes will bear interest at the rate of 11% per annum in cash, which rate will be increased by 1% per year through maturity. Interest will be payable semi-annually, commencing _____________, 1997.

                  The New Senior Notes will be redeemable in whole or in part at the Reorganized Debtors' option at anytime at 100% of the principal amount outstanding, together with accrued and unpaid interest. Partial redemptions must be in an aggregate amount of at least $1,000,000 and in multiples of $1,000,000. Upon a change of control (to be defined by further agreement between the Senior Lenders, Nu-Tech and the Debtors), the Reorganized Debtors will offer to repurchase the New Senior Notes at 101% of the principal amount outstanding, together with accrued and unpaid interest. There is no mandatory redemption of the New Senior Notes.

                  The Senior Lenders will have the option upon not less that 120 days notice to the Reorganized Debtors (which notice may not be served earlier than 15 months after the Effective Date) to require the Reorganized Debtors to publicly register the New Senior Notes. The Reorganized Debtors may prepay the New Senior Notes during this notice period as described above. The publicly registered securities to be issued by the Reorganized Debtors under this paragraph must be in form and substance satisfactory to the Senior Lenders and the Reorganized Debtors.

                  Payment of the New Senior Notes will be secured by a first priority security interests on all existing and future assets of the Reorganized Debtor. The Senior Lenders will subordinate such security interests on the receivables of Reorganized Debtors, however, to the security interests granted to the lender providing the New Credit Facility under such facility.

                  Until the first two cash interest payments are made by the Debtors, the New Indenture will contain covenants regarding minimum EBITDA, minimum tangible net worth, minimum EBITDA/interest expense coverage and restrictions on capital expenditures. In addition, the New Indenture will contain customary representations, warranties and covenants. The New Indenture will also contain customary provisions regarding remedies and modifications.

         2.       Issuance of New Common Stock of PCL

                  The New Common Stock of PCL will be issued to holders of Allowed Claims in Class 2 and Class 3, and, subject to the satisfaction of the Voting Condition, Class 6 and Class 7. The New PCL Certificate of Incorporation will authorize (i) ______ shares of preferred stock, par value $.01 per share and (ii) ________ shares of New Common Stock of PCL. Giving effect to the Plan, including the distribution and other transactions contemplated by the Plan, the Debtor estimates that ____ shares of New Common Stock of PCL will be outstanding as of the Effective Date.

                  The rights of the holders of the New Common Stock of PCL will be governed by the laws of the State of Delaware as well as by the New PCL Certificate of Incorporation and New PCL Bylaws. Under the New PCL Certificate of Incorporation, the holders of New Common Stock of PCL will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. The New Common Stock of PCL will not have cumulative voting rights. As a result, the holders of more than 50% of New Common Stock of PCL will be able to elect 100% of the directors to be elected if they choose to do so (subject to the voting rights, if any, of any shares of any series of Reorganized PCL Preferred Stock which may at the time be outstanding). In such event, the holders of the remaining shares of New Common Stock of PCL will not be able to elect any directors. Holders of New Common Stock of PCL will be entitled to participate equally in such dividends as may be declared by the Reorganized PCL Board of Directors out of funds legally available therefor. However, it is not anticipated that dividends will be paid on the New Common Stock of PCL in the foreseeable future. See "Risk Factors -- Dividend Restrictions." In the event of a liquidation, dissolution or winding up of Reorganized PCL, holders of New Common Stock of PCL will be entitled to participate equally in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock of Reorganized PCL. Holders of New Common Stock of PCL will have no rights to convert their New Common Stock into any other securities and will have no redemption provisions or sinking fund provisions with respect to such shares.

         3.       Issuance of New Warrants

                  If the Voting Condition is satisfied, the New Warrants will be issued to Holders of Allowed Class 7 Interests pursuant to a Warrant Agreement between Reorganized PCL and ________, as Warrant Agent (the "New Warrant Agreement"). The New Warrants will represent the right to purchase 3% of the New Common Stock of PCL on a fully diluted basis. Each New Warrant will entitle the holder thereof to acquire one share of New Common Stock of PCL at an exercise price determined calculated based upon an implied enterprise value for Reorganized PCL of $115 million.

                  The number and kind of securities purchasable upon the exercise of New Warrants and the exercise price therefor will be subject to adjustment upon the occurrence of certain events as set forth in the New Warrant Agreement, including the issuance of New Common Stock of PCL or other shares of capital stock as a dividend or distribution on the New Common Stock of PCL; subdivisions, reclassifications and combinations of the New Common Stock of PCL; the issuance to all holders of New Common Stock of PCL of certain rights, options or warrants entitling them to subscribe for or purchase New Common Stock of PCL at less than the then-current market price of the New Common Stock of PCL (as determined in accordance with the New PCL Warrant Agreement); the distribution to holders of New Common Stock of PCL of evidences of indebtedness or assets of Reorganized PCL or any entity controlled by Reorganized PCL (excluding cash dividends or cash distributions from consolidated earnings or surplus legally available for such dividends or distributions); the distribution to holders of New Common Stock of PCL of shares of capital stock of any entity controlled by Reorganized PCL; the issuance of shares of New Common Stock of PCL for less consideration than the then-current market price of the New Common Stock of PCL; and the issuance of securities convertible into or exchangeable or exercisable for shares of New Common Stock of PCL or rights to subscribe for such securities, for a consideration per share of New Common Stock of PCL deliverable on such conversion, exchange or exercise that is less than the then-current market price thereof (although that no adjustment in such shares or exercise price will be required in connection with the issuance of the New Common Stock of PCL, options, rights, warrants or other securities pursuant to the Plan, any plan adopted by Reorganized PCL or any entity controlled by Reorganized PCL for the benefit of employees or directors, or any share purchase rights plan adopted by Reorganized PCL; the issuance of shares of New Common Stock of PCL or securities convertible into or exchangeable for shares of New Common Stock of PCL pursuant to an underwritten public offering satisfying specified criteria; sales of New Common Stock of PCL pursuant to a plan adopted by Reorganized PCL for the reinvestment of dividends or interest; the issuance of shares of New Common Stock of PCL to shareholders of any corporation which is acquired by, merged into or made a part or subsidiary of Reorganized PCL in an arm's-length transaction; or a change in the par value of the New Common Stock of PCL). Additionally, no adjustment will be required if in connection with any of the events otherwise giving rise to an adjustment the holders of the New Warrants receive such rights, securities or assets as such holders would have been entitled had the New

Warrants been exercised immediately prior to such event, and no adjustment will be required unless such adjustment would require a change in the aggregate number of shares of New Common Stock of PCL issuable upon the hypothetical exercise of a New PCL Warrant of at least 1% (but any adjustment requiring a change of less than 1% will be carried forward and taken into account in any subsequent adjustment).

                  Reorganized PCL and the Warrant Agent may from time to time supplement or amend the New PCL Warrant Agreement without approval of any holder to cure, among other things, any ambiguity or to correct or supplement any provision or to comply with the requirements of any national securities exchange. Any other supplement or amendment to the New PCL Warrant Agreement may be made with the approval of the holders of a majority of the then outstanding New Warrants; provided, however, that any such amendment or supplement that (i) increases the exercise price; (ii) decreases the number of shares of New Common Stock of PCL issuable upon exercise of New Warrants; or (iii) shortens the period during which the New Warrants may be exercised requires the consent of each holder of a New Warrant affected thereby.

                  The New Warrants will be exercisable at any time from 9:00 a.m., New York City time, on the date of their issuance to 5:00 p.m. New York City time, on the fifth anniversary of the Effective Date of the Plan (the "New Warrant Exercise Period"). Each New Warrant not exercised prior to the expiration of the New Warrant Exercise Period will become void, and all rights thereunder and in respect thereof under the New Warrant Agreement will cease on the expiration of the New Warrant Exercise Period.

                  Under the New Warrant Agreement, Reorganized PCL is not obligated to furnish holders of the New Warrants with quarterly, annual or other reports regarding Reorganized PCL, although it may do so in its sole discretion and intends to do so to the extent required by applicable law or any securities exchange on which the New Warrants may be listed or any quotation system in which they may be included. The Debtors expect that the Warrant Agent will serve as registrar and warrant agent for the New Warrants. To the Debtors' knowledge, the Warrant Agent will not be a holder of any indebtedness of the Debtors and is not an affiliate of any such holder.

         4.       The New Registration Rights Agreements

                  (a)      Demand Rights

                  Reorganized PCL and the Senior Lenders will enter into a Registration Rights Agreement with respect to each of the New Senior Notes and the New Common Stock of PCL on or prior to the Effective Date. Pursuant to the New Registration Rights Agreements, Reorganized PCL will file with the Commission as soon as practicable after receiving a request from the holders of the then issued and outstanding Registrable Securities (as defined therein) with a market value that would exceed $10 million at the proposed offering price, a registration statement (a "Reorganized PCL Registration Statement") on Form S-1 or Form S-3, if use of such a form is then available to cover resales of Registrable Securities. Such holders thereof must satisfy certain conditions relating to the provision of information in connection with any Reorganized PCL Registration Statement. Reorganized PCL will use Commercially Reasonable Efforts (as defined in the New

Registration Rights Agreements) to cause any Reorganized PCL Registration Statement to be declared effective by the Commission within 180 days of such demand. Holders of the Registrable Securities shall not be entitled to exercise demand rights until ________ months after the Effective Date.

                  Under the New Registration Rights Agreements, "Registrable Securities" means the New Senior Notes and the New Common Stock of PCL, respectively, acquired by persons pursuant to the Plan or acquired by their successors and permitted assigns in accordance with such agreement.

                  Pursuant to the terms of the New Registration Rights Agreements, the holders of the New Senior Notes or New Common Stock of PCL who are a party to such agreements will have the right to make up to two demands during the three-year term thereof for the filing of a Reorganized PCL Registration Statement, provided that such holders may not make a second demand for registration until 12 months after the date on which the New PCL Registration Statement filed pursuant to the first demand for registration shall have been declared effective, and provided further that such holders may not make a second demand for registration if the average daily trading volume of the New Senior Notes or the New Common Stock of PCL, respectively, on the interdealer quotation system on which the New Senior Notes or the New Common Stock of PCL, respectively, are then quoted shall have been __________ per day for any consecutive 20 business day period preceding such second demand. Only those holders who are deemed to be "underwriters" or "affiliates" of Reorganized PCL for purposes of the Securities Act will be permitted to demand the registration of New Senior Notes or the New Common Stock of PCL, respectively, pursuant to a shelf registration statement. Reorganized PCL shall, within 15 days of receipt of a registration demand, provide notice to all holders of New Senior Notes or the New Common Stock of PCL, respectively, who are a party to such agreement. Such holders who respond by requesting the right to include their New Senior Notes or the New Common Stock of PCL, respectively, for resale pursuant to the Reorganized PCL Registration Statement (the "Participating Reorganized PCL Holders") will be entitled to so participate, subject to certain restrictions and limitations, including, the right of underwriters to reduce the number of shares being offered for resale (in the case of an underwritten offering). In the case of any such reduction, Reorganized PCL will include in such registration that amount of New Senior Notes or the New Common Stock of PCL, respectively, that Reorganized PCL is so advised can be sold in (or during the time of) the offering, as follows: first, securities of any Participating Reorganized PCL Holder that is an "underwriter" or an "affiliate" of Reorganized PCL in an amount sufficient to include all the New Senior Notes or the New Common Stock of PCL, respectively, offered by the Participating Reorganized PCL Holder, or in an amount sufficient to reduce the amount of such Participating Reorganized PCL Holder's New Senior Notes or New Common Stock of PCL held after the offering to a level that would cause such Participating Reorganized PCL Holder to no longer be an "underwriter" or an "affiliate" of Reorganized PCL, whichever is less; second, such securities duly requested to be included in such Reorganized PCL

Registration Statement by any other Participating Reorganized PCL Holder, pro rata on the basis of the amount of such securities held by such holder; and third, all other securities of Reorganized PCL duly requested to be included in such Reorganized PCL Registration Statement.

                  (b)      Piggy-Back Rights

                  If, during the three-year term of the New Registration Rights Agreements, Reorganized PCL proposes to register any of its equity securities under the Securities Act (other than by a registration statement on Form S-4 or Form S-8) in a form and a manner that would permit registration of New Senior Notes or New Common Stock of PCL held by holders that are parties to such agreement, Reorganized PCL will give notice to such holders of such registration. Upon a written request from such a holder of New Senior Notes or New Common Stock of PCL requesting that such holder's shares be included in such registration (which request must be received by Reorganized PCL within 20 days after such notice has been given), Reorganized PCL will use Commercially Reasonable Efforts to effect the registration of such New Senior Notes or New Common Stock of PCL. In the case Reorganized PCL's underwriters advise that the number of shares requested to be included in the registration statement cannot be sold in the time or manner requested by Reorganized PCL, Reorganized PCL will include in such registration that amount of New Senior Notes or New Common Stock of PCL that Reorganized PCL is so advised can be sold in (or during the time of) the offering, as follows: first, all securities proposed by Reorganized PCL to be sold for its own account; second, securities of any Participating Reorganized PCL

Holder that is an "underwriter" or an "affiliate" of Reorganized PCL in an amount sufficient to include all the New Senior Notes or New Common Stock of PCL offered by the Participating Reorganized PCL Holder, or in an amount sufficient to reduce the amount of such Participating Reorganized PCL Holder's New Senior Notes or New Common Stock of PCL held after the offering to a level that would cause such Participating Reorganized PCL Holder to no longer be an "underwriter" or an "affiliate" of Reorganized PCL, whichever is less; third, such securities duly requested to be included in such registration statement by any holder, pro rata on the basis of the amount of such securities held by such holder; and fourth, all other securities of Reorganized PCL duly requested to be included in such registration statement.

                  (c)      Other

                  The New Registration Rights Agreements contain a variety of other provisions applicable to either demand or piggyback registrations. Reorganized PCL is required to pay specified expenses in connection with such registrations and is required to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The registration rights provided for in such agreement are transferable to permitted transferees of New Senior Notes or New Common Stock of PCL that comply with specified procedures.

                  5.       Applicability of Federal and Other Securities Laws

                  No registration statement will be filed under the Securities Act or any other state or federal securities laws with respect to the offer and distribution under the Plan of the New Securities pursuant to this solicitation and the issuance and transfer of the New Common Stock of PCL pursuant to the exercise of the New Warrants. The Debtors believe that the provisions of the Bankruptcy Code described below exempt the offer of such securities pursuant to this solicitation and the issuance and transfer of such securities pursuant to the Plan from federal and state securities registration requirements.

                  (a)      Bankruptcy Code Exemptions from Registration

                           Requirements and Transfer Restrictions

                           (1)      Initial Offer and Sale of Securities

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act under state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold "under a plan" of reorganization and must be securities of the debtor, of an affiliate "participating in a joint plan" with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of New Common Stock of PCL, New Senior Notes and New Warrants under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

                  Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. The Debtors believe that the offer and sale of New Common Stock of PCL pursuant to the New Warrants satisfies the requirements of section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

                           (2)      Subsequent Transfers Under Federal
                                    Securities Laws

                  The New Common Stock of PCL, the New Senior Notes and the New Warrants distributed under the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act.

                  In general, all resales and subsequent transactions in the New Common Stock of PCL, the New Senior Notes and the New Warrants offered and sold under the Plan will be exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                           (i) persons who purchase a claim against, an interest
                  in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

                  (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

                  (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

                  (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

                  Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer". See "Risk Factors -- Restricted Resale of Securities Distributed Under the Plan."

                  In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

                  The holders of a specified portion of the New Senior Notes and the New Common Stock of PCL will be entitled to demand that the Reorganized Debtors register the sale of their New Senior Notes or New Common Stock of PCL under the Securities Act, and holders of the New Senior Notes and the New Common Stock of PCL will be permitted to obtain registration of the sale of their New Senior Notes or New Common Stock of PCL in certain circumstances in connection with certain offerings of securities by the Reorganized Debtors that are registered under the Securities Act. See "-- The New Registration Rights Agreements."

                  GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK OF PCL, THE NEW SENIOR NOTES OR THE NEW WARRANTS TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS IN CLASSES 2, 3, 6 AND 7 CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES OR INTERESTS.

                           (3)      Subsequent Transfers Under State Law

                  The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock of PCL, the New Senior Notes and the New Warrants.

                  (b)      Certain Transactions by Stockbrokers

                  Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

                                      VIII.

                                  RISK FACTORS

                  The securities to be issued or transferred pursuant to the Plan are subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume Confirmation and the consummation of the Plan and all transactions contemplated therein, and do not include matters that could prevent or delay confirmation. See "General Information Concerning the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan" and "Overview of the Plan -- Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, Holders of Claims and Interests should carefully consider all of the information contained in this Disclosure Statement, especially the factors described in the following paragraphs.

A.       RISKS RELATING TO THE PROJECTIONS

                  The management of the Debtors, along with Nu-Tech, have prepared the projected financial information contained in this Disclosure Statement relating to the Reorganized Debtors in connection with the development of the Plan to present the projected effects of the Plan and the transactions contemplated thereby. See "The Reorganized Debtors -- Long Term Business Plan and Projected Financial Information." The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, those enumerated in the Projections. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Reorganized Debtors, which may vary significantly from those set forth in the Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by the Debtors, the Debtors' advisors or any other person that the Projections can or will be achieved.

B.       CERTAIN RISKS ASSOCIATED WITH THE NEW WARRANTS

                  The New Warrants are speculative securities. Under their terms, they are exercisable at a specified exercise price and will expire at 5:00 p.m. New York City time on the date that is five years after the Effective Date of the Plan. There can be no assurance that the market value of the New Common Stock of PCL will exceed the exercise price of the New Warrants at any time prior to the expiration of the New Warrants. The New Warrants will have no voting rights and no right to share in dividends, if any, paid with respect to the New Common Stock of PCL and would have no rights on liquidation of the Reorganized Debtors. There can be no assurance that the New Warrants will have access to a liquid trading market.

C. ABSENCE OF PUBLIC MARKET

                  There is no existing market for the New Common Stock of PCL, the New Senior Notes or the New Warrants and there can be no assurance that a market will develop for such securities.

D.       RESTRICTED RESALE OF SECURITIES DISTRIBUTED UNDER THE PLAN

                  The New Securities will be distributed pursuant to the Plan without registration under the Securities Act or any state securities laws pursuant to exemptions from such registration contained in section 1145(a) of the Bankruptcy Code. In the event that a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities or an "affiliate" of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and state securities laws pursuant to section 1145 of the Bankruptcy Code and, accordingly, could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from such registration requirements. See "Description of Property to be Distributed Under the Plan -- Applicability of Federal and Other Securities Laws."

E.       DIVIDEND RESTRICTIONS

                  It is not anticipated that any cash dividends will be paid on the New Common Stock of PCL for the foreseeable future.

F.       RISKS ASSOCIATED WITH ACQUISITIONS

                  The success of the Reorganized Debtors' business will be dependent in part upon its ability to capitalize on industry consolidation by engaging in acquisitions. In order to achieve this strategy, the Reorganized Debtors must successfully identify acquisition candidates, complete acquisitions and integrate acquired clinical laboratories into existing laboratory operations. In addition, acquisitions, by their nature, involve additional risks, including acquisition of contingent or unexpected liabilities and the diversion of management time and attention. There can be no assurance that the Reorganized Debtors will successfully identify, complete or integrate acquisitions or that any acquired operations will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Reorganized Debtors. Further, there can be no assurance that the Reorganized Debtors will have sufficient revenues from such operations or will be able to obtain adequate financing to implement its acquisition strategy. To the extent that the Reorganized Debtors' acquisition strategy is successful, the Reorganized Debtors must also manage the transition to higher volume operations, the expansion of quality assurance measures, the control of overhead expenses and inventories, and the collection of accounts receivable. If the Reorganized Debtors are unable to manage growth resulting from any such acquisitions effectively, the Reorganized Debtors' operating results could be materially adversely affected.

G. ROLE OF MANAGED CARE

                  California has the highest enrollment rate (approximately 40% of the population) in managed care plans of any state in the country and, as a result, delivery of health care to participants in such plans has become integral to the healthcare delivery system throughout the state. With managed care playing such a significant role in the healthcare industry, the future success of the Reorganized Debtors will be, in part, dependent upon obtaining and retaining managed care contracts in California. Although the Debtors are currently party to contracts with over numerous managed care groups, there can be no assurance that the Reorganized Debtors will retain or continue to obtain such managed care contracts. In addition, even if the Reorganized Debtors are successful in obtaining and retaining managed care contracts, because managed care contracts typically provide for lower reimbursement rates and a reduction in average selling price, unless the Reorganized Debtors are able to control their costs relative to the utilization and revenues from such business and/or increases higher margin services, it may experience declining profit margins.

H.       CAPITATION RISK

                  Approximately __% of the Debtors' net revenue during its last fiscal year was derived form testing performed on behalf of members of HMOs. The Reorganized Debtors will be party to agreements with several HMOs throughout the state under which the Reorganized Debtors will provide testing services that may be required by the HMOs' members. The Reorganized Debtors will be compensated for these services on a capitated basis (i.e., the Reorganized Debtors will be paid a fixed fee per month for each member of an HMO for whom it has agreed to perform clinical laboratory services). Therefore, there is a significant risk that the variable cost of providing such services will exceed the related revenues. To the extent that a greater percentage of the Reorganized Debtors' business in the future is derived from capitated payments, this risk will be amplified. The aggregate number of members covered under HMOs with whom the Reorganized Debtors will contract is approximately 800,000.

I.       MANAGEMENT INFORMATION SYSTEMS

                  The Reorganized Debtors' testing operations and the level of service it will provide to its clients will be dependent upon the accurate and effective operation of the Reorganized Debtors' management information systems. The Debtors believe that the efficient integration and operation of existing and future acquired laboratory operations may depend upon connecting any acquired laboratories to its main Sacramento laboratory using its management information system network. Any difficulty associated with or failure of such systems even for a short period of time, or any inability to expand processing capacity or develop and maintain networking capability when needed, could have a material adverse effect upon the Reorganized Debtors' results of operations.

J.       LITIGATION AND LIABILITY INSURANCE COVERAGE

                  Although no significant liability has been imposed on the Debtors to date, the Reorganized Debtors could be subject to legal actions arising out of the performance of its testing services, which could entail significant costs and liabilities. There can be no assurance that the Reorganized Debtors will not at some point in the future incur significant liability arising out of such actions relating to past or future testing services. While the Reorganized Debtors will maintain liability insurance, there can be no assurance that such coverage is sufficient, that the Reorganized Debtors will be able to maintain such coverage with appropriate policy limits at an acceptable cost or that the Reorganized Debtors will have other resources sufficient to satisfy any liability or litigation expense that may result from uninsured or underinsured claims.

K.       GOVERNMENT REGULATION

                  The Reorganized Debtors will be subject to a variety of government regulations governing, among other things, self-referral, the mark-up of laboratory services, quality standards for laboratories and reimbursement policies. Such regulations can materially impact the Reorganized Debtors' revenues and operating results. Violations of these regulations could subject the Reorganized Debtors to civil and criminal penalties and other liabilities. See "The Reorganized Debtors -- Government Regulation" for a description of material areas of government regulation expected to affect the Reorganized Debtors.

                                       IX.

                             THE REORGANIZED DEBTORS

A.       CONTINUED CORPORATE EXISTENCE

         Except as otherwise provided in the Plan, the Reorganized Debtors (other than Reorganized CRRL) will continue to exist after the Effective Date as separate corporate entities, with all of the powers of corporations under the general corporation law of the Reorganized Debtors' respective states of incorporation and without prejudice to any right to alter or terminate their existence (whether by merger or otherwise). Reorganized CRRL will continue to exist after the Effective Date as a limited partnership, with all the powers of a limited partnership under the applicable partnership law of the State of California and without prejudice to any right to alter or terminate its existence.

                  Except as otherwise provided in the Plan, on and after the Effective Date, all property of the respective Estates of the Debtors, including all claims, rights and causes of action (other than those released pursuant to Section 5.5 of the Plan), and any property acquired by a Debtor or Reorganized Debtor under or in connection with the Plan, shall vest in the applicable Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

B. MANAGEMENT OF THE REORGANIZED DEBTORS

         1.       BOARD OF DIRECTORS

                  Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the New PCL Certificate of Incorporation and New PCL Bylaws will provide that the business and affairs of Reorganized PCL are to be managed under the direction of the board of directors of Reorganized PCL (the "Reorganized PCL Board of Directors"). The

Reorganized PCL Board of Directors will be comprised of five members, three of which will initially be designated by Nu-Tech and two of which will initially be designated by the Senior Lenders. J. Marvin Feigenbaum will be appointed to serve as Chairman of the Reorganized PCL Board of Directors for an initial term of three years, pursuant to the Employment Agreement, which will be entered into between Mr. Feigenbaum and Reorganized PCL on the Effective Date. The two designees of Nu-Tech will serve for initial terms of two years. The two designees of the Senior Lenders will serve for initial term of one year. All such directors, will be selected prior to the Effective Date. With respect to director elections after the initial terms, it is anticipated that the Senior Lenders and Nu-Tech will enter into a shareholders agreement pursuant to which Nu-Tech shall be entitled to appoint three directors and the Senior Lenders, or their designees, shall be entitled to appoint two directors to the Reorganized PCL Board of Directors on account of the shares of New Common Stock held by the Senior Lenders unless and until the Senior Lenders shall, in the aggregate, own less than 20% of the shares of New Common Stock. See "-- Shareholders Agreement." It is anticipated that all of the current directors of PCL will resign from PCL's Board of Directors on or prior to the Effective Date.

                  Mr. J. Marvin Feigenbaum currently serves as Chief Operating Officer of the Debtor, pursuant to an employment agreement entered into as of November 8, 1996. Mr. Feigenbaum also currently serves as Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer of each of Nu-Tech and Analytical Biosystems Corp. ("ABC"), Nu-Tech's wholly-owned operating subsidiary. Mr. Feigenbaum was first elected to the Board of Directors of Nu-Tech in June 1994, at which time he was also elected to the Board of Directors of ABC and appointed Chief Executive Officer of Nu-Tech and of ABC. From August 1993 to June 1994, Mr. Feigenbaum served as a consultant to Nu-Tech, primarily with respect to Nu-Tech's business development and plans and programs relating to the marketing and exploitation of Nu-Tech's laboratory and medical testing services. From 1987 to June 1994, Mr. Feigenbaum acted as an independent consultant in the medical and health care industry. He has over 20 years of experience in the health care industry. Prior to being an independent consultant, Mr. Feigenbaum, from 1982 to mid-1987, served as Chairman, President and Chief Executive Officer of Temco Home Health Care Products, Inc., a durable medical equipment manufacturer. Mr. Feigenbaum presently serves as a member of the Board of Directors and Vice-Chairman of Comprehensive Care Corp., a publicly owned company engaged in the health care business, which is listed on the New York Stock Exchange. On February 24, 1995, a group of holders of CompCare 7 1/2% Convertible Subordinated Debentures filed an involuntary petition against CompCare under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division. This petition was dismissed by the Court on March 7, 1995 upon the joint motion of CompCare and petitioners.

         2.       SHAREHOLDERS AGREEMENT

                  It is anticipated that Nu-Tech and the Senior Lenders will enter into a shareholders agreement (the "Shareholders Agreement"), which will govern certain matters with respect to the management of Reorganized PCL. The Shareholders Agreement will provide that, until such time as the Senior Lenders own, in the aggregate, less than 20% of the outstanding shares of New Common Stock, the Reorganized PCL Board of Directors will not undertake the following activities without the affirmative vote of at least one of the directors appointed by the Senior Lenders: (a) merger and acquisition; (b) assuming non-ordinary course obligations in excess of $1 million; (c) making capital expenditures in excess of $1 million; and (d) approving any compensation arrangement for Mr. Feigenbaum.

         3.       BOARD COMMITTEES

                  The New PCL Bylaws will provide that the Reorganized PCL Board of Directors may establish directorate committees. It presently is contemplated that the Reorganized PCL Board of Directors will establish the following committees, each of which is currently maintained by PCL, with functions similar to the functions of such currently-maintained committees, as described below. However, the Reorganized PCL Board of Directors will have the authority to modify the functions to be performed by such committees, to terminate such committees and to designate additional committees, as it deems appropriate after consideration of applicable legal, stock exchange and other requirements.

                  (a)      Compensation Committee

                  The functions to be performed by the Compensation Committee include reviewing and approving management's recommendations as to executive compensation, and reviewing, approving and administering Reorganized PCL's executive compensation and stock option plans.

                  (b)      Audit Committee

                  The Audit Committee will be responsible for causing suitable examinations to be made at least annually of the financial affairs of and for reporting the results of such examinations to the Reorganized PCL Board of Directors, which report shall set forth an opinion with respect to the financial condition of Reorganized PCL, whether adequate controls and procedures are being maintained and such recommendations for change as the Committee deems to be advisable.

         4.       DIRECTOR COMPENSATION

                  The employment, compensation and benefit arrangements that presently are expected to be maintained by Reorganized PCL with respect to its directors, are described below. Existing director compensation and benefit arrangements of PCL that are expected to be terminated as of the Effective Date are not described below. For information regarding such existing director compensation and benefit arrangements, see Exhibits II and III attached hereto.

                  (a)      Chairman of the Board

                  It is anticipated that Mr. Feigenbaum will enter into the New Employment Agreement, which is a three-year employment agreement with Reorganized PCL, pursuant to which Mr. Feigenbaum will be retained as Chairman of the Reorganized PCL Board of Directors and Chief Executive Officer and President of Reorganized PCL. Under the terms of the agreement, Mr. Feigenbaum will receive an annual salary of $104,000.00 for the first year of the agreement, which amount may be increased in subsequent years at the discretion of the Reorganized PCL Board of Directors. The agreement will also provide that Mr. Feigenbaum will receive options to purchase New Common Stock of PCL at a price per share equal to the market value per share of the New Common Stock of PCL on the Effective Date, in an amount to be determined by the Reorganized PCL Board of Directors at the time of the grant of such options.

                  (b)      Other Director Compensation

                  Non-employee directors of Reorganized PCL will receive a retainer fee of $12,000 per year, together with fees equal to $500 for each Board meeting and $500 for each committee meeting attended. Directors who are employees of Reorganized PCL will receive no additional compensation for serving as directors.

         5.       EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

                  (a)      Executive Officers

                  It is anticipated that J. Marvin Feigenbaum will serve as Chairman of the Board, President and Chief Executive Officer of Reorganized PCL from and after the Effective Date. Currently, Mr. Feigenbaum serves as Chief Operating Officer of PCL. See "-- Management of the Reorganized Debtors." The other executive officers of Reorganized PCL will be selected prior to the Effective Date. Set forth below is a list of the persons currently serving as executive officers of PCL, in the position with PCL set forth below, and each of whom has served in such capacity since the date of his election to corporate office set forth below.


                                       POSITION WITH THE          OFFICER
        NAME              AGE               DEBTOR                 SINCE
        ----              ---               ------                 -----

Nathan L. Headley         60                 Chief              ________ 1989
                                      Executive Officer and
                                            President


J. Marvin                 45                 Chief              November 1996
Feigenbaum                              Operating Officer


Richard M. Brooks         42              Senior Vice           January 1995
                                           President,
                                        Chief Financial
                                            Officer

Joseph L.                 55              Senior Vice           November 1992
Gallagher                                  President,
                                         General Manager


Wayne E. Cottrell         46             Vice President,        April 1987
                                            Finance

Taylor R.                 44             Vice President,        December 1989
McKeeman                               Laboratory Operations


David G. Shafer           50              Vice President,       October 1987
                                       Information Systems

Robert P.                 35              Vice President,       September 1993
Headley                                Sales and Marketing


                  (b)      Executive Officer Compensation

                           [TO COME]

         6.       BENEFIT PLANS AND AGREEMENTS

                  (a)      Section 401(k) Plan

                  Reorganized PCL will maintain the employee savings and retirement plan (the "Section 401(k) Plan") currently maintained by PCL. PCL offers to employees after 90 days of employment and attainment of age 21 the opportunity to participate in the

Section 401(k) Plan, which is administered by an insurance company under which participants may elect to defer and contribute up to 20% of their eligible compensation in any one year (subject to certain limits prescribed by statute). The Section 401(k) Plan is intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Reorganized PCL shall not make any matching contributions to the Section 401(k) Plan. Each participant is fully vested in his or her contributions at all times. All contributions are invested in annuity contracts with an independent insurance company. Assuming the Section 401(k) Plan complies with applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), all contributions will be deductible to Reorganized PCL when made and neither the contributions nor the income earned thereon is taxable to the participants until withdrawn. The Code imposes certain limitations on tax-qualified plans as to the amount of eligible compensation that may be taken into account in determining annual contributions for participants, on the annual amounts that may be added to participant's accounts and special limitations on contributions for employees who are treated as "highly compensated" under the Code. Under the Section 401(k) Plan, participants' account balances may be paid upon death, disability or other termination of employment in a lump-sum or in an actuarial equivalent annuity form of payment. Participants may also take withdrawals against their account balance prior to termination of employment in the event of proven financial hardship or after attainment of age 59 1/2.

                  (b)      Other Benefit Plans

                  Reorganized PCL will maintain the group life, health, dental, vision and long-term disability plans which PCL offers to full-time employees who meet minimum service requirements. Currently, PCL provides health benefits at no cost to employees but employee contributions are required for dependent coverage.

                  (c)      Employment Contracts

                  The only employment contract currently anticipated to be entered into by the Reorganized Debtors is with respect to Mr. Feigenbaum. The terms of that agreement are described above.
See "-- Director Compensation."

         7.       CORPORATE GOVERNANCE

                  The New PCL Certificate of Incorporation and New PCL Bylaws, which will be substantially in the forms of Exhibits A and B to the Plan, respectively, will contain a number of provisions relating to corporate governance. Those provisions provide that (i) the number of directors of Reorganized PCL will be five, (ii) vacancies or newly created directorships on the Board of Directors will be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, with any new director to hold office until the next annual meeting and until his or her successor is elected and qualified, (iii) directors may be removed by the affirmative vote of holders of [two-thirds] of the of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, (iv) the New PCL Bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board, a majority of the total number of directors, and by the holders of record of at least one-third of the voting power of Reorganized PCL's voting stock entitled to vote generally in the election of directors, and the business permitted to be conducted at any such meeting is limited to that specified in the notice of meeting or otherwise properly brought before the meeting by the Chairman of the Board or his specific designee or by a majority of the total number of directors, (v) subject to certain exceptions, the Reorganized PCL Board of Directors may postpone and reschedule any previously scheduled annual or special meeting of stockholders, and (vi) any stockholder desiring to bring an item of business before an annual meeting of stockholders or to nominate a person for election as a director must deliver to the secretary of Reorganized PCL written notice thereof, which written notice must be received at the principal executive offices of Reorganized PCL not less than 50 days prior to the annual meeting unless notice of the annual meeting is given less than 60 days in advance, in which case the stockholder's notice must be received not later than 10 days following the date on which notice of the meeting was given.

                  The New PCL Bylaws will provide that all meetings of the Reorganized PCL Board of Directors be held in Sacramento, California, in the city in which Reorganized PCL maintains its headquarters, in any other location where Reorganized PCL maintains significant operations or at any other location that the Reorganized PCL Board of Directors, by majority vote, may approve.

                  PCL currently has 30,000,000 authorized shares of Old Common Stock and it is intended that the New PCL Certificate of Incorporation will authorize [100,000,000] shares of New Common Stock. The New PCL Certificate of Incorporation will permit the Reorganized PCL Board of Directors to cause Reorganized PCL to issue, in one or more transactions, additional shares of New Common Stock of PCL in amounts which could make more difficult, and therefore less likely, a takeover or change in management of Reorganized PCL.

                  PCL currently has 20,000,000 authorized shares of preferred stock that are issuable in series by action of PCL's Board of Directors, which may fix the voting powers, preferences, rights and other terms as permitted under the Delaware General Corporation Law. No shares of preferred stock have been issued or are outstanding. It is intended that under the New PCL Certificate of Incorporation, Reorganized PCL will have 10,000,000 authorized shares of preferred stock that will be issuable in series by action of PCL's Board of Directors, which may fix the voting powers, preferences, rights, limitations or restrictions of all shares of a series, including without limitation dividend rates, preemptive rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of New Common Stock of PCL. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of Reorganized PCL without further action by the stockholders.

                  Under the New PCL Certificate of Incorporation, any future issuance of shares of New Common Stock of PCL or preferred stock could have the effect of diluting the earnings per share, book value per share and voting power of shares held by Reorganized PCL's stockholders. For example, under the New PCL Certificate of Incorporation, additional shares of New Common Stock of PCL or shares of one or more series of preferred stock, or some combination thereof, could be issued to one or more holders who, as a result of the issuance of such shares, would have sufficient voting power to assure that any proposed amendments to the New PCL Certificate of Incorporation would not receive the necessary stockholder vote required for such amendment. In addition, such shares could be privately placed with purchasers who might oppose a hostile takeover bid or (particularly if the Reorganized PCL Board of Directors authorized holders of a series of preferred stock to vote as a class, either separately or with the holders of New Common Stock of PCL) to affect the outcome of any proposal for a merger of Reorganized PCL or sale or exchange of assets by Reorganized PCL or any other extraordinary corporate transaction. Consequently, pursuant to the New PCL Certificate of Incorporation, the authorized but unissued shares of New Common Stock and preferred stock would be available for such purposes. The New PCL Certificate of Incorporation also provides, to the extent required by section 1123 of the Bankruptcy Code, that Reorganized

PCL will not issue nonvoting equity securities. These provisions could make it more difficult to effect a change in control of Reorganized PCL or to obtain approval of any proposal to amend the New PCL Certificate of Incorporation or to effect certain mergers, asset sales or exchanges or other extraordinary corporate transactions which might be opposed by the incumbent Reorganized PCL Board of Directors.

                  The provisions of the New PCL Certificate of Incorporation and New PCL Bylaws described herein may, under certain circumstances, make more difficult or discourage a takeover of Reorganized PCL and the removal of incumbent management. These provisions are designed to assist Reorganized PCL in carrying out its long-term strategy for enhancement of stockholder value and to encourage persons interested in business combinations to negotiate with Reorganized PCL. Reorganized PCL has no present intention to adopt other anti-takeover measures, although it is possible that circumstances could arise which would cause Reorganized PCL to do so.

                  As of the Effective Date, the certificate or articles of incorporation (other than Reorganized CRRL) of each Reorganized Subsidiary Debtor will, among other things, prohibit or be amended to prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, and otherwise will, or will be amended and restated to be, substantially in the form of Exhibit C to the Plan. If a Reorganized Subsidiary Debtor is incorporated under the laws of a jurisdiction for which the forms of a certificate or articles of incorporation are not included in Exhibit C to the

Plan, such Debtor's constituent documents will be substantially identical to Exhibit C to the Plan, with such differences as may be necessary or appropriate under the applicable jurisdiction's corporation law. After the Effective Date, each such entity may amend and restate its certificate or articles of incorporation or its bylaws or regulations or similar constituent documents as permitted by applicable state law, subject to the terms and conditions of its certificate or articles of incorporation or its bylaws or regulations or similar constituent documents.

         8. LIMITATION OF LIABILITY; INDEMNIFICATION; DIRECTOR AND OFFICER INSURANCE

                  The New PCL Certificate of Incorporation will limit personal liability of Reorganized PCL's directors to the full extent permitted by Delaware law. Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (i) for any breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (dealing with illegal redemptions and stock repurchases) or (iv) for any transaction from which the director derived an improper personal benefit.

                  The New PCL Certificate of Incorporation will also provide, as do the charters of many other publicly-held companies, for the indemnification of persons to the fullest extent authorized or permitted by Delaware Law. Section 145 of the Delaware General Corporation Law provides that a corporation (a) must indemnify its directors, officers, employees and agents for all expenses of litigation when they are successful on the merits or otherwise; (b) may indemnify such persons for the expenses, judgments, fines and amounts paid in settlement of litigation (other than a derivative suit) even if they are not successful on the merits, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, have no reason to believe that their conduct was unlawful); and (c) may indemnify such persons for the expenses of a derivative suit even if they are not successful on the merits if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made on behalf of a person adjudged to be liable in a derivative suit, unless the Delaware Chancery Court determines that, despite such adjudication but in view of all of the circumstances, such person is entitled to indemnification. In any such case, indemnification may be made only upon determination by (i) a majority of the disinterested directors, (ii) independent legal counsel or (iii) the shareholders that indemnification is proper because the applicable standard of conduct was met. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified for them.

                  The New PCL Bylaws also will mandate indemnification to the full extent permitted by the Delaware General Corporation Law for any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer or employee at the request of Reorganized PCL or any predecessor of Reorganized PCL. Furthermore, Reorganized PCL may enter into agreements with any person, which provide for indemnification greater or different than provided for in the New PCL Amended Certificate of Incorporation.

                  As authorized by the New PCL Bylaws, it is anticipated that Reorganized PCL will enter into indemnification agreements (the "New PCL Indemnification Agreements") with the directors and executive officers of Reorganized PCL, and will enter into similar agreements with any director elected or appointed in the future or the executive officers designated by the Reorganized PCL Board of Directors at the time of their election, appointment or designation. To the extent any indemnification obligation of the Debtor existing as of the Petition Date to any current or former officer or director constitutes an executory contract, the Debtor shall be deemed to have assumed such executory contract as of the Effective Date pursuant to section 365 of the Bankruptcy Code.

                  Under the New PCL Indemnification Agreements, Reorganized PCL will be obligated to indemnify a director or officer of Reorganized PCL (the "Indemnitee") if the Indemnitee is a party or is threatened to be made a party to any pending, threatened or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a suit by or in the right of Reorganized PCL), and any appeals therefrom, by reason of the fact that the Indemnitee is or was or had agreed to be a director or officer of Reorganized PCL, or is or was serving or had agreed to serve at the request of Reorganized PCL in certain capacities with another entity, against any and all costs, charges and expenses, including without limitation attorneys' and others' fees and expenses, judgments, fines and amounts paid in settlement actually incurred by the Indemnitee in connection with the defense or settlement of such proceeding and any appeal therefrom if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Reorganized PCL and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Reorganized PCL must also indemnify under the New PCL Indemnification Agreements for such expenses in defense or settlement of a suit by or in the right of Reorganized PCL, but if the Indemnitee is adjudged to be liable to Reorganized PCL, Reorganized PCL must indemnify the Indemnitee only to the extent that the Court of Chancery determines the Indemnitee is fairly and reasonably entitled to in view of all the circumstances. Additionally, the New PCL Indemnification

Agreements will provide for indemnification for Indemnitees for amounts they are legally obligated to pay arising out of claims made for any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement.

                  The New PCL Indemnification Agreements mandate indemnification for expenses incurred to the extent that an Indemnitee has been successful on the merits or otherwise; all other indemnification mentioned in the above paragraph is made based on a determination by the Reorganized PCL Board of Directors that the Indemnitee is entitled to indemnification. An Indemnitee may submit, but is not required to, an Indemnification Statement averring that he is entitled to indemnification creating a presumption in favor of indemnification.

                  The New PCL Indemnification Agreements also will authorize advancement of expenses incurred by the Indemnitee before the final disposition of an action and provide a procedure for creating a presumption in favor of an Indemnitee's right to receive indemnification under a New PCL Indemnification Agreement. The Indemnitee must under certain circumstances (and may under other circumstances) submit to the Reorganized PCL Board of Directors an undertaking averring that (i) he has incurred or will incur actual expenses in defending a civil or criminal action, suit, proceeding or claim and (ii) if required by law at the time of the advance, he undertakes to repay such amount if it is ultimately determined that he is not entitled to be indemnified by Reorganized PCL under a New PCL Indemnification Agreement or otherwise.

                  Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The New PCL Bylaws will authorize Reorganized PCL, to the fullest extent permitted by law, to maintain insurance protecting its officers and directors against certain losses arising out of actual or threatened actions, suits or proceedings to which such persons may be made or threatened to be made parties. However, Reorganized PCL and the directors or officers cannot be sure that such insurance coverage will continue to be available in the future or, if available, that it will not be unreasonably expensive to purchase and maintain.

C. LONG-TERM BUSINESS PLAN AND PROJECTED FINANCIAL INFORMATION

                  In conjunction with Nu-Tech, the Debtors' management has prepared a long-term business plan (the "Business Plan") and certain financial projections ("Projections"), which are attached hereto as Exhibit IV. The Business Plan and Projections should be read in conjunction with the assumptions, qualifications, limitations and explanations set forth therein.

D.       GOVERNMENT REGULATION

                  The Reorganized Debtors will continue to be subject to government regulation, at both the Federal and State level, in many areas. Material areas of government regulation of the Reorganized Debtors' businesses are described below.

         1.       THE STARK BILL AND OTHER RESTRICTIONS ON SELF-REFERRAL

                  Section 1877 of the Social Security Act, commonly known as the "Stark Bill," which became effective January 1, 1992, generally prohibits the Reorganized Debtors from billing for tests covered by Medicare if the physician ordering the test (or an immediate relative of such physician) has a direct or indirect ownership or investment interest in, or compensation arrangement with, the Reorganized Debtors. Effective January 1, 1995, this prohibition also applies to preclude the Reorganized Debtors from billing the Medi-Cal program for tests ordered by such physicians. Congress has considered legislation that would extend this prohibition to preclude the Reorganized Debtors from billing for services rendered to any patient, and not just to Medicare or Medi-Cal patients, if the services were rendered on referral from a physician with a financial relationship to the Reorganized Debtors, unless an exception applied. Ownership interests would include ownership of the New Senior Notes or shares of the New Common Stock of PCL. It does not appear that there is an exception from the Stark Bill for which the Reorganized Debtors will qualify.

                  The Stark Bill requires the Reorganized Debtors to provide the United States Department of Health and Human Services ("HHS") with the names and unique physician identification numbers of all physicians who have (or whose immediate relatives have) a direct or indirect ownership or investment interest in, or compensation relationship with, the Reorganized Debtors. The Reorganized Debtors are also required to identify the referring physicians on each of their claims for Medicare payment and to indicate whether the physician or the physician's relative has an ownership or compensation relationship with the Reorganized Debtors.

                  On August 14, 1995, the Secretary of HHS issued final regulations to those provisions of the Stark Bill, which were effective January 1, 1992 ("Stark Regulations"). The Stark Regulations contain provisions that mirror the statutory reporting requirements described above.

                  Individuals or entities who are found to have violated the Stark Bill may be subject to severe monetary civil penalties and possible exclusion from the Medicare and Medi-Cal programs. Items or services that are billed and paid for in violation of the Stark Bill are subject to refund. The Reorganized Debtors intend to institute appropriate programs to ensure compliance with the Stark Bill to the fullest extent possible.

                  In 1993, the California legislature enacted Assembly Bill 919, generally known as the "Speier Bill." The Speier Bill, which took effect on January 1, 1995, generally prohibits the Reorganized Debtors from billing for laboratory tests if the physicians ordering the test (or an immediate relative of the physician) has a direct or indirect ownership or investment interest in, or compensation agreement with, the Reorganized Debtors. Unlike the Stark Bill as presently enacted, the Speier

Bill applies regardless of who will pay for the ordered service. Therefore, the Reorganized Debtors are generally unable to bill third-party payors for services performed on referral from financially related physicians, even if the services are not to be paid for by Medicare or Medi-Cal.

                  It does not appear that the Reorganized Debtors qualify for any exemption under the Speier Bill. Thus, the Reorganized Debtors intend not to bill for laboratory testing referred by physicians whom the Reorganized Debtors know to be shareholders of the Reorganized Debtors.

                  In 1995, the Speier Bill was amended to provide an exception for a one-time sale of a practice or property or other financial interest between a licensee and the recipient of the referral if the sale or transfer is
(i) for commercially reasonable terms and (ii) the consideration is not affected by either party's referral of any person or the volume of services provided by either party.

                  Under the Speier Bill, a physician who received price discounts on clinical laboratory services that the physician purchased from the Reorganized Debtors may be considered to be financially related to the Reorganized Debtors. The impact of this provision requires further clarification, as does the meaning of the term "discount" in this context. However, this provision may prevent the Reorganized Debtors from billing for services provided to persons who are referred to the Reorganized Debtors by physicians who purchase discounted clinical laboratory services from the Reorganized Debtors. Currently, approximately 10% of the Reorganized Debtors' net revenues are derived from selling laboratory services to physicians at a discount from the Reorganized Debtors' standard prices. Physicians who receive such discounts generally refer their Medicare patients directly to an independent clinical laboratory such as the Reorganized Debtors for laboratory services, since physicians are generally prohibited by law from billing the Medicare program for laboratory testing that is actually provided by an independent clinical laboratory. This feature of the Speier Bill parallels proposed revisions to the Stark Bill previously considered by Congress. Under these proposed Stark Bill revisions, the Reorganized Debtors could not bill for services provided to Medicare and Medi-Cal patients on referral from physicians who purchased laboratory services from the Reorganized Debtors at less than fair market value. To date, the Reorganized Debtors are unaware of any guidance issued by California regulatory or judicial authorities which clarifies the meaning of the Speier Bill's apparent prohibition on billing for services rendered on referral from physicians who receive price discounts from the Reorganized Debtors. In a related context, the California Attorney General and the Laboratory Field Services Division of the California Department of Health Services ("DHS") have opined that the term "discount" does not include price reductions which are passed along from physician to consumer. California law currently requires physicians to extend the benefit of discounted laboratory pricing to their patients.

         2.       PROHIBITIONS ON MARK-UP OF LABORATORY SERVICES

                  Clinical laboratories (including those in hospitals), physicians, hospitals and certain other health care providers in

California are subject to Section 655.5 of the California Business and Professions Code. This statute, which became effective January 1, 1993, prohibits those subject to its provisions from marking up charges for any clinical laboratory services not actually rendered by the clinical laboratory, physician or other health care provider, unless the additional charge is for a service actually rendered to the patient by the person billing for the service and is itemized in the bill. Further, this statute requires that if a person subject to the statute other than a hospital or other health facility bills for clinical laboratory services actually rendered by another provider, the bill must clearly indicate the name and address of the laboratory that actually performed the services, that laboratory's charges to the person billing for the services, and whether or not the performing laboratory's charges are included in the bill submitted to the patient or third-party payor.

                  Effective July 1, 1994, Section 655.5 requires the Reorganized Debtors to provide a fee schedule (a) to referring providers on request, and (b) to referring physicians or to potential referring providers whenever a list of laboratory services is furnished to the referring provider or potential provider. On September 29, 1996, California Governor Pete Wilson approved Assembly Bill No. 2588, which amended 655.5 to provide for easier disclosure requirements and lowered the penalties for physicians for the commission of first offenses under the statute with certain conditions.

                  In signing the legislation, Governor Wilson expressed concerns about the bill's potential to provide a reduced penalty to physicians who knowingly and willfully break the law against marked-up billings. Thus, to address his concerns, he directed the Department of Consumer Affairs to work with the Medical Board of California among others to (i) develop legislation for introduction in January 1997, which will assure that physicians who knowingly commit fraud are criminally prosecuted for first-time offenses; and (ii) create a defined plan of action for timely and effective enforcement of the provisions of this bill and the current law governing marked-up billings.

         3.       FRAUD AND ABUSE LAWS

                  Clinical laboratories participating in the Medicare and Medicaid programs (including California's Medi-Cal program), are subject to a wide variety of laws intended to eliminate the effects of fraud and abuse on these programs. These laws include prohibitions on: (a) submitting false claims or false information to the programs; (b) deceptive or fraudulent conduct; (c) the provision of excessive or unnecessary services, or services at excessive prices; and (d) inducing the referral of program patients through the offer or receipt of remuneration, a prohibition often referred to as the "antikickback statute." Penalties for violation of these federal laws include exclusion from participation in the Medicare and Medicaid programs, asset forfeitures, civil monetary penalties and criminal penalties. Civil penalties for a wide range of offenses may include fines of up to $2,000 for each item or service plus twice the amount claimed for such service, and exclusion from participation in the Medicare and Medicaid programs.

                  These provisions have been liberally interpreted and aggressively enforced by the relevant enforcement authorities. The detection and punishment of health care fraud and abuse has recently been elevated to one of the highest priorities of the United States Department of Justice. In addition, the federal "whistleblower" statute permits private litigants to bring a "qui tam" action on behalf of the United States government in connection with the submission of allegedly false claims. The Department of Justice is required to investigate claims raised by such qui tam litigants, who are entitled to receive a percentage of any recoveries obtained in the action they initiate.

                  The governmental and third-party payor reimbursement system for clinical laboratory services is complex and subject to variances among payors and to variances in interpretation of billing regulations and guidelines. In recognition of this, the Reorganized Debtors will engage in ongoing review of their billing practices. In this regard, the Reorganized Debtors will engage counsel to assist the Reorganized Debtors in developing a compliance program meeting the requirements of the applicable federal guidelines.

                  The Office of Inspector General ("OIG") of the Department of Health and Human Services, one of the federal agencies responsible for enforcing the laws against fraud and abuse, has asserted that the antikickback statute is violated by various practices that the OIG believes are common in the clinical laboratory industry. These practices include installment payments and earn-out provisions under agreements for the acquisition of physician owned laboratories, inducing the ordering of unnecessary tests through test requisition form design or test pricing to physicians, and "unbundling" a package of generally automated tests to secure higher reimbursement.

                  In October 1994, the OIG issued a Special Fraud Alert entitled "Arrangements for the Provision of Clinical Lab Services." The Fraud Alert listed a number of practices that may violate the antikickback statute, including the provision of computers and fax machines to physicians, free laboratory testing for healthcare providers, their families and employees, collection of bio-hazardous wastes from physician's offices unrelated to the collection of specimens by the laboratory, waiver of charges to managed care patients, and other examples.

                  California law also prohibits payments being made to physicians by clinical laboratories as compensation or inducement for referrals of patients or test specimens, regardless of the source of payment for such testing. Laboratories which violate the California antikickback laws may be subject to loss of licensure and substantial fines. In addition, a provider convicted under such laws would be excluded from participation in the Medicare and Medicaid programs. The Reorganized Debtors believe that they do not violate these requirements.

                  The "Health Insurance Portability and Accountability Act of 1996" was signed into law on August 21, 1996. Most of its provisions will become effective January 1, 1997. The legislation contains significant changes in the scope, enforcement and penalties for violations of the federal fraud and abuse laws. It includes additional funding for programs to combat health care fraud, higher penalties for violations, mandatory exclusions from participation in Medicare and Medicaid for those convicted of health care fraud, and new healthcare fraud offenses.

                  In a move favorable to the healthcare industry, the legislation requires the Secretary to issue advisory opinions within a sixty-day time frame, with respect to whether particular transactions constitute a violation of the federal antikickback law. The Secretary is also required to publish regulations concerning the issuance of advisory options within 180 days of enactment of the legislation. However, this advisory opinion process will terminate four years after the date of the legislation's enactment unless later extended by Congress. Upon signing the legislation, President Clinton reiterated his opposition to advisory opinions, commenting that the Attorney General and the Secretary of HHS are concerned that such opinions will burden the efforts to enforce laws against health care fraud and abuse.

                  The new legislation also requires the Secretary to request suggestions for the issuance of new safe harbors under the antikickback statute. The OIG will be required to consider requests from any person that it issue a "Special Fraud Alert" with respect to a particular practice under the Medicare or Medicaid programs.

         4.       QUALITY ASSURANCE

                  CLIA 1967 and 1988. The Clinical Laboratory Improvement Act of 1967 ("CLIA 1967") provides for the certification and regulation by HHS of certain clinical laboratories, including those operated by the Reorganized

Debtors. The Clinical Laboratory Improvement Amendments of 1988 ("CLIA 1988") subjects virtually all clinical laboratories to the jurisdiction of HHS by establishing national standards for assuring the quality of laboratory performance. The Health Care Financing Administration within HHS ("HCFA") issued final regulations applicable to all laboratories certified under CLIA 1967, which became effective in 1990 and 1991. The regulations also included self-implementing requirements of CLIA 1988.

                  HCFA has published several sets of final and proposed regulations to implement CLIA 1988. Final regulations include those setting national performance standards and establishing enforcement procedures and penalties. The Debtors believe that they are in compliance in all material respects with CLIA 1967, CLIA 1988 and all final regulations thereunder.

                  Although the CLIA 1988 requirements are expected to be phased in over a period of several years, CLIA 1988 could have a substantial effect on the laboratory testing industry. The recently issued regulations will establish standards for the day-to-day operation of laboratories, and subject large numbers of previously exempt facilities to government regulation for the first time. The Debtors believe that compliance with the new law should not pose a significant burden on the Reorganized Debtors because the Debtors are already subject to comprehensive regulation.

                  Among the classes of laboratories that may be most affected by the implementation of CLIA 1988, however, are those laboratories located in physicians' offices. The Debtors believe that many physician office laboratories ("POLs") will choose to cease operation or to be acquired by an independent laboratory rather than assume the expense and administrative burden of complying with these quality standards.

                  Proposed legislation and regulations may ease the burden of compliance with CLIA for POLs. CLIA 1988 already establishes categories of laboratories for which compliance with the national standards will be waived. New regulations make an exception for certain microscopy tests performed by physicians for their own patients from certain provisions of the regulations. Moreover, in April 1995, House Ways and Means Committee Chairman Bill Archer introduced H.R. 1386, the Clinical Laboratory Improvement Act Amendments of 1995, which would generally exempt POLs from CLIA 1988. Similar legislation (S.
877) has been introduced in the Senate. The last action on H.R. 1386 was its referral to the House Commerce Committee. This legislation now has 129 cosponsors, including 12 Representatives from California. The last action on S. 877 was its referral to the Senate Labor and Human Resources Committee on May 26, 1995. If such legislation is passed, it would be expected that physicians would operate POLs and not use independent clinical laboratories for testing, which may adversely impact the business of the Reorganized Debtors. The American Medical Association supports federal legislation which would repeal the application of CLIA to POLs.

                  During the past year, HHS has also proposed or adopted various rules which will ease some of the administrative burden of complying with CLIA. On September 13, 1995, HHS proposed new criteria to categorize specific laboratory tests as waived from certain requirements of CLIA. As a result, it is expected that more tests will be approved for waiver for use by laboratories. On September 15, 1995, HHS proposed a new subcategory of moderate procedures to be called accurate and precise technology tests, which would be subject to less stringent requirements. In addition, under the Alternative Quality Assessment Survey, HCFA has extended the period between CLIA on-site surveys to four years with self-assessments in certain situations where the laboratory has received good results from an on-site survey. These developments would be helpful to POLs in reducing the administrative burden of complying with CLIA.

         5.       CLIA ENFORCEMENT

                  HCFA will enforce its regulations by periodic, often unannounced, inspections. Laboratories subject to these regulations also have to process certain proficiency testing samples to ensure that the laboratory properly performs testing. The Debtors have passed all such proficiency tests to date. Currently, any failure to pass an inspection or meet the requirements of the proficiency testing program could result in denial or cancellation of the laboratory's approval to receive Medicare payments and/or the suspension, revocation, or limitation of its license to engage in interstate commerce. Any of these failures could result in the laboratory's losing its right to perform certain types of testing, cancellation of the laboratory's approval to receive Medicare payments for its services, or its being subjected to civil money penalties, on-site monitoring or a plan of correction.

                  The OIG Work Plan for 1996 provides that the OIG will determine how HCFA is enforcing CLIA and any recommendations for improvements. At HCFA's request, the OIG will assess the extent to which cytotech workload records may be falsified and the reliability of procedures in workload recordkeeping.

         6.       PROPOSED EXEMPTION FROM CLIA FOR CALIFORNIA

                  Under CLIA, states may be granted an exemption if a state's licensure program and accreditation/licensure process are equal to or more stringent than those of CLIA. Currently only two states, Washington and Oregon, have been granted a CLIA exemption for all of their laboratories. In August 1995, New York was granted a CLIA exemption for all but its POLs.

                  California's Department of Health Services submitted an application to HCFA in late spring of 1996 for a CLIA exemption. As of November of 1996, California was still waiting to see if its application would be approved. A decision is expected by the end of the year. If California is granted an exemption, clinical laboratories would need to meet only California standards, not those standards set by CLIA.

         7.       CERTIFICATION AND LICENSES

                  The federal government and the State of California impose various certification and licensure obligations on clinical laboratory companies such as the Reorganized Debtors. The applicable certification and licensure programs establish standards for the day-to-day operation of a clinical laboratory including, among other things, the training and skills required of personnel and quality control. Compliance with such standards is verified by periodic inspections by inspectors representing the appropriate federal or state regulatory agencies. In addition, federal and state law mandates proficiency testing, which involves testing of control and comparison of actual results with established standards. The Debtors believe they have all federal and state licenses, certifications and permits necessary to conduct their business as a clinical laboratory. The Reorganized Debtors' laboratories will continue to be certified under the Medicare and Medi-Cal programs as well as under CLIA 1988. Licensure will also be maintained for the Reorganized Debtors' laboratories under the laws of the State of California.

         8.       OTHER REGULATIONS

                  Infectious Waste. Certain federal and state laws govern the handling and disposal of infectious and hazardous wastes. Although the Debtors believe that they are currently in compliance in all material respects with such federal and state laws, failure to comply could subject the Reorganized Debtors to fines, criminal penalties and/or other enforcement actions.

                  Protection of Workers. Pursuant to the Federal Occupational Safety and Health Act, laboratories have a general duty to provide a workplace to their employees that is safe from hazard. Over the past years, the Occupational Safety and Health Administration ("OSHA") has issued rules relevant to certain hazards that are found in the laboratory. In addition, OSHA has adopted regulations applicable to protection of workers from blood-borne pathogens. Failure to comply with any final standard relating to blood-borne pathogens, other applicable OSHA rules or with the general duty to provide a safe workplace could subject an employer, including a laboratory employer, to substantial fines and penalties. The Debtors believe that they are in compliance in all material respects with applicable OSHA requirements.

         9.       HEALTH CARE REFORM

                  The entire health care industry is undergoing significant change. While all third party payors are attempting to increase their control over the cost, utilization and delivery of health care services, budgetary pressure on the federal and state governments has led to calls for significant cutbacks in reimbursement under the Medicare and Medicaid programs. Reductions in the reimbursement rates of other third-party payors are also occurring. Many of the laws discussed above continue to be subject to change under proposed legislation. The Debtors cannot predict the effect health care reform or changes in reimbursement practices may have on the Reorganized Debtors' business if enacted or implemented, and there can be no assurance that such reforms or practice changes would not have a material adverse effect on the Reorganized Debtors.

         10.      COST CONTAINMENT PROGRAMS

                  (a)      Medicare/Medi-Cal Reimbursement

                  Fees for laboratory testing services to be reimbursed by Medicare or Medi-Cal are required to be billed to Medicare or Medi-Cal directly and the provider is required to accept Medicare or Medi-Cal reimbursement as payment in full. In 1984, Congress established a reimbursement fee schedule for clinical laboratory testing performed for Medicare beneficiaries (excluding hospital in-patients). State Medicaid programs are prohibited from paying more than the amount stipulated by the Medicare fee schedule for testing on behalf of Medicaid beneficiaries. When initially established, the Medicare fee schedules were set at 60% of prevailing local charges. Medicare reimbursement rates for clinical laboratory testing have subsequently been reduced several times pursuant to Congressional mandate. A ceiling on payments to laboratories, commonly referred to as the "national cap" amount, became effective in 1986. The national cap was initially set at 115% of the nationwide median of local fee schedule rates for each test. Effective April 1, 1988, January 1, 1990, and January 1, 1991, the national cap was reduced to 100%, 93% and 88%, respectively, of the local fee schedule medians. The Omnibus Budget Reconciliation Act of 1993 reduced the national cap for 1994, 1995, 1996 and thereafter to 84%, 80% and 76%, respectively of the local fee schedule medians. In addition, for approximately 25 commonly performed tests, the fee schedules were reduced by 8.3% on April 1, 1988. The reductions in Medicare reimbursement rates described above have been offset to some extent by increases in both the national cap and local fee schedules tied to the Consumer Price Index ("CPI"). Laboratory fee increases tied to the CPI have been limited to 2% for each of the years 1991, 1992 and 1993, and were eliminated entirely for fiscal 1994 and 1995 but were reinstated for 1996. The effect of reduced reimbursement rates on the Debtors' revenues to date has been significant, and will continue to effect the revenues of the Reorganized Debtors.

                  In November of 1994, HCFA issued a proposal to change Medicare policies concerning reimbursement for blood chemistry profiles. The proposed changes would expand the list of tests that are considered to be parts of automated panels. If adopted, such a proposal could have an adverse effect on the Reorganized Debtors' revenues. Another proposed change would require laboratories performing certain automated blood chemistry profiles to obtain and document the medical necessity of each test included in each profile test performed for a Medicare beneficiary. If such a requirement were to be implemented, the Reorganized Debtors (and laboratories generally) would incur significant additional costs associated with compliance. In addition, such a change could result in more unreimbursed testing, since the necessary information may not always be available from physicians to permit the Reorganized Debtors to file valid claims with Medicare. The Debtors cannot predict when or if these proposals will be adopted. If enacted, such provisions could have a material adverse effect on the Reorganized Debtors.

                  DHS has asserted in a number of laboratory audits that the Medi-Cal program is required to pay no more for testing than the lowest amount which a laboratory charges any of its physician customers. A California appellate court recently upheld this position. DHS has not made such a challenge to the Debtors to date. Because the Debtors' payments from the Medi-Cal program do not substantially exceed their charges to physicians, the Debtors do not expect that the financial results of the Reorganized Debtors would be adversely affected as a result of a successful assertion of this position by DHS. Reimbursement received by the

Debtors from the Medi-Cal program represented approximately 11% of the Debtors' net revenue during its last fiscal year.

                  (b)      Proposed Changes to Medicare/Medi-Cal

                           Reimbursement

                  Several proposals have been made in recent years which could reduce the level of Medicare reimbursement received by the Reorganized Debtors.

                  In October 1996, under pressure from physicians and health industry manufacturers, HCFA retreated from a directive that would have resulted in lower Medicare payments for clinical laboratory tests that are not subject to regulation under CLIA. The agency is continuing to study the issue and may issue such regulations in the future for these procedures. The American Medical Association opposes the change since many POLs perform waived tests, which do not require certification under CLIA. These changes could lead to a lower level of reimbursement for the Reorganized Debtors for waived tests; however, it will impact POLs disproportionately since they are often unwilling to go to the expense to become certified under CLIA in order to perform nonexempt tests.

                  A recent General Accounting Office ("GAO") Report would seek to equalize profit rates on laboratory services provided to Medicare beneficiaries and all other patients. The GAO concluded from its study that Medicare payment policies overcompensate clinical laboratories because they provide profit rates from Medicare which substantially exceed the laboratories' overall profit rates. In January 1990, and again in January of 1995, the OIG called for legislation that would permit Medicare to receive the benefit of discounts furnished to physicians and other so-called "wholesale" accounts.

                  Another set of proposals, if enacted, would reimburse clinical laboratory testing services as part of a larger "bundle" of healthcare services. An October 1990 OIG monograph concluded that elimination of separate Medicare reimbursement for clinical laboratory testing would reduce Medicare expenditures. Under the OIG's "laboratory roll in" proposal, physicians would be reimbursed an additional amount for each office visit they had with a Medicare beneficiary. The physician would be responsible for paying for the laboratory services out of this sum, and would presumably seek favorable pricing arrangements. In addition, Congress has directed HHS to study and report on the advisability of adopting certain "bundled" payment systems for reimbursement of services provided by hospital outpatient departments. These payment systems could be applied to other outpatient sites, including independent clinical laboratories, at some point in the future. HCFA has also proposed restricting Medicare coverage of diagnostic tests to those ordered by the physician treating the patient.

                  In May 1995 a conflict arose between the California Medi-Cal program and the OIG. The OIG found that Medi-Cal had overpaid providers $8 million in 1993 and 1994 and recommended that Medi-Cal recover the overpayments from providers. The state agency disagreed, responding that it was not required to follow Medicare guidelines. HHS holds that the Medicaid program must observe Medicare rules governing reimbursement of clinical diagnostic laboratory services, including schemes for bundling tests into automated panels. If this dispute is resolved in HHS's favor, and bundling and other Medicare guidelines are adopted in California, it could have a material adverse effect on the Reorganized Debtors' net revenue.

                  DHS has discussed negotiated laboratory service contracting for the Medi-Cal program as a means of reducing MediCal expenditures for laboratory testing. For many testing procedures, a laboratory holding such a contract would be the only laboratory in its area that Medi-Cal would compensate. Non-contracting laboratories could still perform and receive compensation only for those tests not included within the contracting program. California currently has the statutory authority to implement such a program, but has not done so. On April 2, 1993, DHS released its revised Strategic Plan for MediCal Managed Care to expand managed care access to Medi-Cal beneficiaries. Under this plan, DHS would contract with only two managed care plans for each of specified regions of the state. A pilot program is currently in place in Sacramento County, and in 13 additional counties. It is unclear how Medi-Cal managed care will affect the Reorganized Debtors. However, the Reorganized Debtors' fee-for-service business has always made a higher contribution to its operating margins than its managed care business.

                  Medicare/Medi-Cal reimbursement accounted for approximately 30% of the Debtors' net revenue in fiscal year 1996, and a substantial reduction in Medicare/Medi-Cal payments to the Reorganized Debtors could have a material adverse effect on their operating results.

                  Non-Governmental Efforts. In an effort to control costs, non-governmental health care payors may implement cost containment programs which could adversely affect the Reorganized Debtors' net revenue. For example, persons enrolled in prepaid health care plans often do not have free choice as to where they obtain laboratory services. Rather, the health plan may provide laboratory services directly or contract with laboratories at favorable rates and require its enrollees to obtain service only from such contracted laboratories. Some insurance companies and self-insured employers also limit service to contracted laboratories. To the extent such "closed" payment systems become more common in the future and payors operate their own laboratories or the Reorganized Debtors are unable to obtain contracts to provide service or must discount its services to obtain such contracts, the Reorganized Debtors' results of operations could be materially adversely affected. In fiscal 1996, 6% of the Debtors' net revenue was derived from closed payment systems.

                                       X.

                     ACCEPTANCE AND CONFIRMATION OF THE PLAN

                  The Bankruptcy Code requires that, to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtors, including that (A) the Plan has classified Claims and Interests in a permissible manner, (B) the Plan complies with applicable provisions of the Bankruptcy Code, (C) the Debtors have complied with applicable provisions of the Bankruptcy Code, (D) the Proponents have proposed the Plan in good faith and not by any means forbidden by law and (E) the disclosure required to be made by section 1125 of the Bankruptcy Code has in fact been made. The Debtors believe that all of these conditions will have been met by the date of the Confirmation Hearing described below and will seek rulings of the Bankruptcy Court to such effect at that hearing.

                  The Bankruptcy Code also requires that the Plan be accepted by the requisite votes of creditors (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code), that the Plan be feasible (that is, that there be a reasonable prospect the Reorganized Debtors will be able to perform their obligations under the Plan and operate their business without the need for further financial reorganization) and that the Plan be in the "best interests" of all holders of Claims or Interests in an impaired class (that is, that creditors and equity security holders will receive at least as much pursuant to the Plan as they would receive or retain in a chapter 7 liquidation). To confirm the Plan, the Bankruptcy Court must find that all of these conditions are met. Thus, even if the Debtors' creditors and equity security holders accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings concerning the Plan's feasibility and whether it is in the best interests of the Debtors' creditors and equity security holders before it may confirm the Plan. The voting requirements and statutory conditions to confirmation are discussed below.

A.       ACCEPTANCE OF THE PLAN

                  As a condition to Confirmation, the Bankruptcy Code requires that each class of impaired claims or interests vote to accept the Plan, except under certain circumstances. See "Overview of the Plan -- Voting Procedures and Requirements" and "-- Confirmation Without Acceptance of All Impaired Classes." A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan or for purposes of determining the number of votes or amount of claims and interests required to accept a plan.

                  In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. See "-- Best Interests Test." Also, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in section 1129(b) of the Bankruptcy Code discussed below.

B.       CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES

                  The Bankruptcy Code contains provisions for Confirmation of the Plan even if the Plan is not accepted by all impaired classes, as long as at least one impaired Class of Claims, not counting insiders of the Debtors, has accepted it. These so-called "cramdown" provisions are set forth in section 1129 of the Bankruptcy Code.

                  A plan may be confirmed under the cramdown provisions if, in addition to satisfying all other requirements of section 1129(a) of the Bankruptcy Code, it (1) "does not discriminate unfairly" and (2) is "fair and equitable," with respect to each class of Claims or Interests that is impaired under, and has not accepted, the Plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have specific meanings unique to bankruptcy law.

                  In general, the cramdown standard requires that a dissenting class receive full compensation for its allowed claims or interests before any junior class receives any distribution. More specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed if: (1) with respect to a class of unsecured claims, either (a) each impaired unsecured creditor in such class will receive property of a value equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan; or, (2) with respect to a class of interests, either (a) each holder of an interest of such class will receive or retain on account of such interest property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (b) the holder of any interest that is junior to the interest of such class will not receive or retain any property on account of such junior interest.

                  The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting unsecured class of claims or interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims or interests. With respect to a dissenting class of secured claims, the "fair and equitable" standard requires, among other things, that holders of such Secured Claims either (1) retain their liens and receive deferred cash payments with a value as of the plan's effective date equal to the value of their interest in property of the estate or (2) otherwise receive the indubitable equivalent of these secured claims. The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims.

                  In the event that any impaired Class is determined to have rejected the Plan in accordance with section 1126 of the Bankruptcy Code, the Debtors may seek to confirm the Plan as to any such Class under the cramdown provisions of section 1129 of the Bankruptcy Code. Alternatively, the Debtors may modify or revoke the Plan in accordance with Sections 13.2 or 13.3 of the

Plan. In addition, the Plan and this Disclosure Statement will be deemed to be a solicitation to the holders of New Senior Notes for approval of the New Registration Rights Agreement, and the approval of the Plan and the entry of the Confirmation Order will be deemed to constitute approval of such agreement for purposes of compliance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, if, and only if, the Plan has been approved by holders of Class 2 Claims.

C.       BEST INTERESTS TEST

                  Notwithstanding acceptance of the Plan by each impaired class, for the Plan to be confirmed, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest who is in an impaired Class and has not voted to accept the Plan. Accordingly, if an impaired class does not unanimously accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides to each member of such impaired Class a recovery on account of the Class member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

                  To estimate what members of each impaired Class of unsecured creditors and equity security holders would receive if the Debtors were liquidated, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtors' assets if the chapter 11 cases were converted to chapter 7 cases under the Bankruptcy Code and the assets were liquidated by a trustee in bankruptcy (the "Liquidation Value").

The Liquidation Value would consist of the net proceeds from the disposition of the assets of the Debtors and would be augmented by any cash held by the Debtors.

                  The Liquidation Value of the Debtors' assets available to general creditors would be reduced by the costs and expenses of the liquidation, as well as other administrative expenses of the Debtors' Estates. The Debtors' costs of liquidation under chapter 7 would include the compensation of a trustee or trustees, as well as counsel and other professionals retained by the trustee, disposition expenses, all unpaid expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for attorneys and accountants) that are allowed in the chapter 7 proceedings, litigation costs and claims against the Debtors arising from their business operations during the pendency of the Chapter 11 Cases and chapter 7 liquidation proceedings. These costs, expenses and claims would be paid in full out of the Debtors' liquidation proceeds before the balance would be made available to pay creditors. In a chapter 7 liquidation, the distinctions between Claims in Classes 2 and 3 and Classes 5 and 6 would be eliminated.

                  Once the percentage recoveries in liquidation of priority claimants, secured creditors, general unsecured creditors and equity security holders are ascertained, the value of the distribution available out of the Liquidation Value is compared with the value of the property offered to each of the classes of Claims and Interests under the Plan to determine if the Plan is in the best interests of each creditor and equity security holder class. Attached hereto as Exhibit V is a

Comparative Analysis of the Plan versus Liquidation (the "Liquidation Analysis"), which was compiled by Ernst & Young, the Debtors' accountants and financial advisors. The estimates of liquidation values set forth in the Liquidation Analysis are based primarily on estimates provided by the Debtors and compiled by Ernst & Young. Specifically, the Debtors estimate that in a forced liquidation of the Debtors' assets, holders of Claims against the Debtors, other than certain Administrative Claims and Secured Claims, would receive no distribution. Reference is made to the Liquidation Analysis for a description of the procedures followed, the factors considered and the assumptions and qualifications used in the preparation thereof.

                  In contrast, the Plan provides for payment in full of all Administrative Claims, Priority Tax Claims and Other Priority Claims. The Plan also provides for an estimated recovery by all creditors and equity security holders. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

                  Due to the numerous uncertainties and time delays associated with liquidation under chapter 7 of the Bankruptcy Code, it is not possible to predict with certainty the outcome of any chapter 7 liquidation of the Debtors or the timing of any distribution to creditors. However, as the Liquidation Analysis and the foregoing discussion demonstrate, the Debtors have concluded that a complete liquidation of the Debtors under chapter 7 of the Bankruptcy Code would result in a lesser distribution to creditors and shareholders than that provided for in the Plan.

D.       FEASIBILITY

                  Section 1129(a)(11) of the Bankruptcy Code requires that the Reorganized Debtors be able to perform their obligations under the Plan and that confirmation is not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors, the Reorganized Debtors or any successor to the Debtors or the Reorganized Debtors. For purposes of determining whether the Plan meets this requirement, the Proponents analyzed the Reorganized Debtors' future prospects and their ability to meet their obligations under the Plan. The Debtors believe that the Reorganized Debtors will be able to meet their obligations under the Plan and that Confirmation will likely not be followed by the liquidation or further financial reorganization of the Reorganized Debtors.

                  The feasibility of the Plan is demonstrated by the forecasted financial statements described in the attached Exhibit IV. These forecasted financial statements project the Debtors' financial position as of the Effective Date and for the period through ___________ __, ____. The forecasted financial statements are based upon assumptions that, when considered on an overall basis for the indicated forecast period, are considered reasonable by the Debtors.

E. COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

                  Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. During the course of negotiations among the Debtors, their creditor constituencies and their representatives, various legal issues, including Claim classification and treatment issues, were raised. The Debtors have carefully considered each of these issues in the development and formulation of the Plan and believe that the Plan complies with all applicable provisions of the Bankruptcy Code.

F.       CONFIRMATION HEARING

                  The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing to determine whether the Plan and the Debtor have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation hearing has been scheduled for _________, 1997, at __:__ _.m., Pacific Daylight Time, before The Honorable Geraldine Mund, United States Bankruptcy Court, Central District of California, 21041 Burbank Boulevard, Woodland Hills, California 91367. The Confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned Confirmation hearing date made at the Confirmation hearing.

                  Any objections to confirmation of the Plan must be made in writing, and filed with the Bankruptcy Court and served upon the following on or before ___________, 1997:

                           PHYSICIANS CLINICAL LABORATORY, INC.
                           2495 Natomas Park Drive, Suite 600
                           Sacramento, California  95833
                           Attn:  J. Marvin Feigenbaum

                           with a copy to:

                           JONES, DAY, REAVIS & POGUE
                           77 West Wacker Drive
                           Chicago, Illinois  60601-1692
                           Attn:   David S. Kurtz, Esq.
                                   Timothy R. Pohl, Esq.

                                            and

                           JONES, DAY, REAVIS & POGUE
                           555 West Fifth Street, Suite 4600
                           Los Angeles, California 90013-1025
                           Attn:
                                  Robert Dean Avery, Esq.
                                  Susanne Meline, Esq.

                                            and

                           PACHULSKI, STANG, ZIEHL & YOUNG
                           Century City North Building
                           10100 Santa Monica Boulevard, Suite 1100
                           Los Angeles, California  90067
                           Attn:  Jeremy V. Richards, Esq.

                                            and

                           MILBANK, TWEED, HADLEY & McCLOY
                           601 South Figueroa Street, 13th Floor
                           Los Angeles, California  90017-5735
                           Attn:  David C.L. Frauman, Esq.

                                            and

                           Office of the United States Trustee
                           221 North Figueroa Street
                           Los Angeles, California  90071
                           Attn:  Ronald Maroko

                                            and

                           ANDREWS & KURTH, L.L.P.
                           601 South Figueroa, Suite 4200
                           Los Angeles, California  90017
                           Attn:  David W. Meadows, Esq.

                                       XI.

                             ADDITIONAL INFORMATION

                  PCL is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information so filed can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities maintained by the Commission at 7 World Trade Center,

13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at "http://www.sec.gov."

                  Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to herein have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtor's creditors and equity security holders. All of the Exhibits to the Plan and to this Disclosure Statement are available for inspection at the offices of Physicians Clinical Laboratory, Inc., 2495 Natomas Park Drive, Suite 600, Sacramento, California 95833. To review such Exhibits, contact Richard M. Brooks, Chief Financial Officer.

                                      XII.

                          RECOMMENDATION AND CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives.

Consequently, the Debtors urge all Holders of Claims and Interests to vote to ACCEPT the Plan, and to duly complete and return their ballots such that they will be ACTUALLY RECEIVED on or before __:00 p.m. Pacific Daylight Time on _________, 1997.


Los Angeles, California
December ___, 1996

                                                 Respectfully submitted,

                                                 PHYSICIANS CLINICAL LABORATORY,
                                                 INC.,
                                                 a Delaware corporation

                                                 By:
                                                    ----------------------------
                                                                [NAME]
                                                                [TITLE]

                                                  QUANTUM CLINICAL LABORATORIES,
                                                  INC.,
                                                  a California corporation

                                                  By:
                                                     ---------------------------
                                                                [NAME]
                                                                [TITLE]

                                                  DIAGNOSTIC LABORATORIES, INC.,
                                                  a California corporation
                                                  By:
                                                     ---------------------------
                                                                [NAME]
                                                                [TITLE]

                                                  REGIONAL REFERENCE LABORATORY
                                                  GOVERNING CORPORATION,
                                                  a California corporation

                                                  By:
                                                     ---------------------------
                                                                [NAME]
                                                                [TITLE]

                                                CALIFORNIA REGIONAL REFERENCE
                                                LABORATORY,
                                                a California limited partnership

                                                By:
                                                    ----------------------------
                                                             [NAME]
                                                             [TITLE]

COUNSEL:

David S. Kurtz
Timothy R. Pohl
JONES, DAY, REAVIS & POGUE
77 West Wacker Drive Chicago, Illinois 60601-1692
(312) 782-3939

Robert Dean Avery
Susanne Meline
JONES, DAY, REAVIS & POGUE
555 West Fifth Street, Suite 4600
Los Angeles, California  90013-1025
(213) 489-3939

PROPOSED ATTORNEYS FOR THE DEBTORS
AND DEBTORS IN POSSESSION

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----

I.    INTRODUCTION.........................................................................................    1

II.   OVERVIEW OF THE PLAN.................................................................................    4
      A.       Summary of Classes and Treatment of Claims and
               Interests...................................................................................    4
      B.       Prepetition Plan Negotiations and The Voting
               Condition...................................................................................   13
      C.       Voting Procedures and Requirements..........................................................   17
               1.       Persons Entitled to Vote on the Plan...............................................   17
               2.       Voting Instructions................................................................   19

III.  GENERAL BACKGROUND...................................................................................   21
      A.       Corporate Structure of the Debtors..........................................................   21
      B.       Description of the Debtors' Prepetition Business
                ...........................................................................................   21
               1.       General............................................................................   21
               2.       Laboratory Testing Services........................................................   21
               3.       Laboratory Operations..............................................................   24
               4.       Clients and Payors.................................................................   25
               5.       Sales and Marketing................................................................   26
      C.       Description of the Debtors' Prepetition
               Financing Facility..........................................................................   27
      D.       Prepetition Management and Board of Director
               Changes.....................................................................................   28
      E.       Selected Historical Financial Information...................................................   28
      F.       Events Leading to Chapter 11 Filing.........................................................   31
      G.       Prepetition Business Restructuring Efforts..................................................   34

IV.   THE CHAPTER 11 CASES.................................................................................   35
      A.       Commencement of the Chapter 11 Cases........................................................   35
      B.       Parties in Interest in the Chapter 11 Cases.................................................   35
               1.       The Bankruptcy Court...............................................................   35
               2.       Retention of Professionals.........................................................   36
               3.       The Official Committee of Unsecured
                        Creditors..........................................................................   36
      C.       Cash Collateral and Debtor in Possession
               Financing...................................................................................   37
      D.       Breakup/Overbid Protections.................................................................   40
      E.       The Debtors' Ongoing Business Restructuring.................................................   41
      F.       Employee Matters............................................................................   41
      G.       Bar Date, Dispute Resolution Procedure and Other
               Claim Matters...............................................................................   41

V.    GENERAL INFORMATION CONCERNING THE PLAN..............................................................   42
      A.       Classification and Treatment of Claims and
               Interests...................................................................................   42
      B.       Treatment and Description of Unclassified Claims
                ...........................................................................................   43
               1.       Administrative Claims..............................................................   43
               2.       Priority Tax Claims................................................................   45
               3.       DIP Financing Facility Claims......................................................   46

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                              PAGE
                                                                                                              ----

       C.       Sources of Cash to Make Plan Distributions..................................................   47
       D.       Release of Liens............................................................................   47
       E.       Preservation of Rights of Action by the Debtors
                and the Reorganized Debtors; Releases.......................................................   47
                1.       Preservation of Rights of Action...................................................   47
                2.       Releases by the Debtors............................................................   48
                3.       Releases by Holders of Claims or Interests.........................................   50
                         (a)     Holders of Claims..........................................................   50
                         (b)     Holders of Interests.......................................................   51
                         (c)     Release of Official Committee..............................................   52
                         (d)     Sutter Guaranty............................................................   52
                4.       Injunction Related to Releases.....................................................   53
       F.       Executory Contracts and Unexpired Leases....................................................   53
                1.       Assumptions of Contracts...........................................................   53
                2.       Cure of Defaults in Connection with
                         Assumption.........................................................................   54
                3.       Rejections.........................................................................   55
                4.       Bar Date for Rejection Damages.....................................................   55
       G.       Special Executory Contract and Unexpired Lease
                Matters.....................................................................................   56
       H.       Executory Contracts and Unexpired Leases Entered
                Into and Other Obligations Incurred After the
                Petition Date...............................................................................   56
       I.       Conditions Precedent to Confirmation and
                Consummation of the Plan....................................................................   57
                1.       Conditions to Confirmation.........................................................   57
                2.       Conditions to Effective Date.......................................................   57

       J.       Legal Effects of the Plan...................................................................   59
                1.       Discharge of Claims and Termination of
                         Interests..........................................................................   59
                2.       Injunctions........................................................................   60
                3.       Termination of Subordination Rights and
                         Settlement of Related Claims and
                         Controversies......................................................................   62
       K.       Limitation of Liability in Connection with the
                Plan, Disclosure Statement and Related Documents
                and Related Indemnity.......................................................................   63
       L.       Modification or Revocation of the Plan;
                Severability................................................................................   64
       M.       Retention of Bankruptcy Court Jurisdiction..................................................   65

VI.    DISTRIBUTIONS UNDER THE PLAN.........................................................................   68
       A.       Procedures Governing Distributions under the
                Plan........................................................................................   68
                1.       Distributions for Claims and Interests
                         Allowed as of the Effective Date...................................................   68
                2.       Distributions by Disbursing Agents and the
                         Indenture Trustee..................................................................   69
                3.       Indenture Trustee..................................................................   69

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
           B.       Timing and Calculation of Amounts to be
                    Distributed.................................................................................     70
                    1.       In General.........................................................................     70
                    2.       Distributions to Holders of Claims in
                             Class 5............................................................................     70
                    3.       Distributions of Common Stock......................................................     71
                    4.       Distributions of New Senior Notes..................................................     72
                    5.       Distributions of New Warrants......................................................     72
                    6.       Compliance with Tax Requirements...................................................     73
           C.       Distribution Record Date....................................................................     74
           D.       Surrender of Cancelled Debt Instruments or
                    Securities..................................................................................     74
           E.       Delivery of Distributions and Undeliverable or
                    Unclaimed Distributions.....................................................................     77
           F.       Prosecution of Objections to Claims and
                    Interests...................................................................................     79
           G.       Disputed Claims.............................................................................     80
                    1.       Treatment of Disputed Claims or Interests..........................................     80
                    2.       Resolution or Estimation of Claims.................................................     80
                    3.       Distributions on Account of Disputed Claims
                             or Interests Once They Are Allowed.................................................     81
           H.       Setoffs.....................................................................................     81

VII.       DESCRIPTION OF PROPERTY TO BE DISTRIBUTED UNDER THE
           PLAN.................................................................................................     82
           A.       New Credit Facility.........................................................................     82
           B.       New Securities..............................................................................     83
                    1.       Issuance of New Senior Notes.......................................................     83
                    2.       Issuance of New Common Stock of PCL................................................     85
                    3.       Issuance of New Warrants...........................................................     86
                    4.       The New Registration Rights Agreements.............................................     89
                             (a)     Demand Rights..............................................................     89
                             (b)     Piggy-Back Rights..........................................................     92
                             (c)     Other......................................................................     93
                    5.       Applicability of Federal and Other
                             Securities Laws....................................................................     94
                             (a)     Bankruptcy Code Exemptions from
                                     Registration Requirements and Transfer
                                     Restrictions...............................................................     94
                                     (1)    Initial Offer and Sale of
                                            Securities..........................................................     94
                                     (2)    Subsequent Transfers Under Federal
                                            Securities Laws.....................................................     95
                                     (3)    Subsequent Transfers Under State
                                            Law.................................................................     98
                             (b)     Certain Transactions by Stockbrokers.......................................     98

VIII.      RISK FACTORS.........................................................................................     98
           A.       Risks Relating to the Projections...........................................................     99
           B.       Certain Risks Associated With the New Warrants..............................................    100


                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                              PAGE
                                                                                                              ----

       C.       Absence of Public Market....................................................................   100
       D.       Restricted Resale of Securities Distributed
                Under the Plan..............................................................................   100
       E.       Dividend Restrictions.......................................................................   101
       F.       Risks Associated With Acquisitions..........................................................   101
       G.       Role of Managed Care........................................................................   102
       H.       Capitation Risk.............................................................................   103
       I.       Management Information Systems..............................................................   103
       J.       Litigation and Liability Insurance Coverage.................................................   104
       K.       Government Regulation.......................................................................   104

IX.    THE REORGANIZED DEBTORS..............................................................................   105
       A.       Continued Corporate Existence...............................................................   105
       B.       Management of The Reorganized Debtors.......................................................   106
                1.       Board of Directors.................................................................   106
                2.       Shareholders Agreement.............................................................   108
                3.       Board Committees...................................................................   108
                         (a)     Compensation Committee.....................................................   109
                         (b)     Audit Committee............................................................   109
                4.       Director Compensation..............................................................   109
                         (a)     Chairman of the Board......................................................   110
                         (b)     Other Director Compensation................................................   110
                5.       Executive Officers and Executive
                         Compensation.......................................................................   110
                         (a)     Executive Officers.........................................................   110
                         (b)     Executive Officer Compensation.............................................   111
                6.       Benefit Plans and Agreements.......................................................   111
                         (a)     Section 401(k) Plan........................................................   111
                         (b)     Other Benefit Plans........................................................   113
                         (c)     Employment Contracts.......................................................   113
                7.       Corporate Governance...............................................................   113
                8.       Limitation of Liability; Indemnification;
                         Director and Officer Insurance.....................................................   118
       C.       Long-Term Business Plan and Projected Financial
                Information.................................................................................   123
       D.       Government Regulation.......................................................................   123
                1.       The Stark Bill and Other Restrictions on
                         Self-Referral......................................................................   123
                2.       Prohibitions on Mark-up of Laboratory
                         Services...........................................................................   127
                3.       Fraud and Abuse Laws...............................................................   128
                4.       Quality Assurance..................................................................   132
                5.       CLIA Enforcement...................................................................   134
                6.       Proposed Exemption from CLIA for California
                          ..................................................................................   135
                7.       Certification and Licenses.........................................................   135
                8.       Other Regulations..................................................................   136
                9.       Health Care Reform.................................................................   137
                10.      Cost Containment Programs..........................................................   137
                         (a)     Medicare/Medi-Cal Reimbursement............................................   137

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                              PAGE
                                                                                                              ----

                         (b)     Proposed Changes to Medicare/Medi-Cal
                                 Reimbursement..............................................................   140

X.     ACCEPTANCE AND CONFIRMATION OF THE PLAN..............................................................   143
       A.       Acceptance of the Plan......................................................................   144
       B.       Confirmation Without Acceptance of All Impaired
                Classes.....................................................................................   145
       C.       Best Interests Test.........................................................................   148
       D.       Feasibility.................................................................................   150
       E.       Compliance with the Applicable Provisions of the
                Bankruptcy Code.............................................................................   151
       F.       Confirmation Hearing........................................................................   151

XI.    ADDITIONAL INFORMATION...............................................................................   153

XII.   RECOMMENDATION AND CONCLUSION........................................................................   155

                                TABLE OF EXHIBITS


Exhibit I.                 Joint Plan of Reorganization of Physicians
                           Clinical Laboratory, Inc. and its Affiliated
                           Debtors (with selected exhibits)

Exhibit II.                Annual Report on Form 10-K of Physicians Clinical
                           Laboratory, Inc. for the Fiscal Year Ended
                           February 29, 1996

Exhibit III.               Quarterly Report on Form 10-Q of Physicians
                           Clinical Laboratory, Inc. for the Fiscal Quarter
                           Ended May 31, 1996

Exhibit IV.                Projections*

Exhibit V.                 Liquidation Analysis

--------
* To be Filed and made available not later than 25 days prior to the hearing to consider whether the Disclosure Statement contains adequate information with respect to the Plan, within the meaning of section 1125 of the Bankruptcy Code.